As filed with the Securities and Exchange Commission on May 16, 1997


                                                      Registration No. 333-22239
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              AEROCENTURY IV, INC.

                     (Formerly "AEROCENTURY FUND IV, INC.")

                            A California Corporation
             (Exact name of registrant as specified in its charter)

                         1440 Chapin Avenue, Suite 310
                          Burlingame, California 94010
                                 (415) 696-3900
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Neal D. Crispin
                         1440 Chapin Avenue, Suite 310
                          Burlingame, California 94010
                                 (415) 696-3900
         (Address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:

                             Stephen C. Ryan, Esq.
                           Landels, Ripley & Diamond
                              350 The Embarcadero
                      San Francisco, California 94105-1250


        Approximate date of commencement of proposed sale to the public: As soon as practical after the effective date of this Registration Statement

    If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [ X ]

--------------------------------------------------------------------------------

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              AEROCENTURY IV, INC.
                          10% SECURED PROMISSORY NOTES
                               DUE APRIL 30, 2005
                                   $10,000,000


AeroCentury IV, Inc., a California corporation (the "Company") is hereby offering up to $10,000,000 in 10% Secured Promissory Notes ("Notes"). Each Note shall be issued at a price of $1,000 and will mature on April 30, 2005, unless such maturity date is extended for up to six months at the option of the Company. The Notes will bear simple interest at an annual rate of 10% per annum (See "DESCRIPTION OF THE COMPANY'S SECURITIES--THE NOTES").


The Company's only business will be to acquire income producing assets ("Income Producing Assets"). The Company anticipates that these assets will consist mainly of aircraft, aircraft engines, aircraft parts or other aircraft equipment (collectively "Equipment"). The Equipment will generally be leased to third party lessees ("lessees") subject to operating or full payout leases ("Leases"), and the Company will be assigned all rights as lessor, including the right to receive rental payments, under those Leases. (See "BUSINESS OF THE COMPANY"). The Notes will be secured by a first priority security interest in the Income Producing Assets purchased using the Note proceeds and any assets purchased using resale proceeds or income received therefrom (collectively, the "Collateral").

The offering will terminate on May 1, 1999, unless sooner terminated by the Company, in its sole discretion (See "PLAN OF DISTRIBUTION"). However, if a minimum of $500,000 in aggregate purchase price of the Notes has not been subscribed for within twelve (12) months after the effective date of the offering, the offering will be terminated and the escrowed funds, plus any interest earned thereon, will promptly be returned to investors. The Notes offered hereby will not be listed on any securities exchange and there can be no assurance that there will be a secondary market for such securities.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY ENTAILS CERTAIN RISKS (SEE "RISK FACTORS"). THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    BROKERS' COMMISSIONS(2) AND    PROCEEDS TO
               PRICE TO PUBLIC(1)  OTHER OFFERING EXPENSES(3)         COMPANY
Per Note              $1,000                     $100                     $900
Total Minimum       $500,000                  $50,000                 $450,000
Total Maximum    $10,000,000               $1,000,000               $9,000,000

(Footnotes on following page)


                   THE DATE OF THIS PROSPECTUS IS MAY 19, 1997


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES
LAWS OF ANY SUCH STATE.

(Footnotes from cover page)

(1) The Notes are issuable in denominations of $1,000 and integral multiples thereof, subject to a minimum purchase by each investor of $5,000. However, for Individual Retirement Accounts ("IRAs") the minimum purchase shall be $2,000. Investor funds will be held in an interest-bearing escrow account with First Security Bank, National Association, until a minimum of $500,000 in aggregate purchase price of Notes are sold. On or before May 1, 1998 both (i) the minimum amount of Notes must be subscribed, and (ii) an initial Income Producing Asset for purchase must be specified, or the offering will be terminated, and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon reaching the Minimum Offering Amount of $500,000, the escrowed funds may be released to the Company. Any subsequent sales proceeds from Notes will be immediately available for use by the Company; however, the Company anticipates that it will accept subsequent subscriptions and release from escrow proceeds from such subscriptions at monthly closings until the Termination Date. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

(2) The Notes are being offered on a "best efforts" basis by Crispin Koehler Securities ("CKS" or the "Sales Agent") and any other licensed broker-dealers that may be engaged by the Company and that are members of the National Association of Securities Dealers, Inc. A "best-efforts" offering means that the licensed broker-dealers engaged by the Company will act as the Company's agent to sell the Notes. There is no obligation on behalf of these licensed broker-dealers to purchase any of the Notes being offered for the purpose of resale to the public. The Company has agreed to pay soliciting broker-dealers, in consideration for their services, a sales commission of 6.0%. The Company will also pay to CKS an unallocated due diligence and marketing fee of 2.0% to cover certain marketing and selling expenses, a portion of which may be reallowed by CKS to certain participating broker-dealers. The Company has agreed to indemnify CKS against certain liabilities, including liabilities under the Securities Act of 1933.


(3) Consists of reimbursement of offering and other expenses ("Organization and Offering Expense Reimbursement") equal to up to 2.0% payable by the Company to its parent, JetFleet Management Corp. ("JMC") for miscellaneous costs and expenses and allocated general administrative and overhead expenses relating to the offering borne by JMC and for reimbursement of expenses borne by JMC in connection with the offering and organization of the Company such as costs of registration, legal, accounting, printing, trustee fees, marketing (including advertising and assisting participating broker-dealers). Such Organization and Offering Expense Reimbursement in excess of 2.0% will be paid to JMC in the form of Common Stock of the Company, sold at a price of $1.00 per share. In no event will the Organization and Offering Expense Reimbursement exceed
       $200,000.   In no event will Organization and Offering Reimbursement,
       including Common Stock issued therefor, plus aggregate sales commission and due diligence marketing fees exceed 15% of the Aggregate Gross Offering Proceeds.


The Company has filed a Form SB-2 Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and to the exhibits thereto, which are available for inspection without charge via the Internet on the Commissions's web site at http://www.sec.gov or at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.


UNTIL AUGUST 19, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                TABLE OF CONTENTS

WHO MAY INVEST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       GENERAL--SUITABILITY STANDARDS   . . . . . . . . . . . . . . . . . . .  1

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       INVESTMENT RISKS   . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       OPERATING RISKS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       BUSINESS RISKS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       TAX AND ERISA RISKS  . . . . . . . . . . . . . . . . . . . . . . . . . 11
       TAX OPINION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

CONFLICTS OF INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ESTIMATED USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 16

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

DESCRIPTION OF THE COMPANY'S SECURITIES . . . . . . . . . . . . . . . . . . . 18
       THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       EQUITY SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . 20

THE TRUST INDENTURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

BUSINESS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       ACQUISITION POLICIES   . . . . . . . . . . . . . . . . . . . . . . . . 24
       LEASES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       LESSEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       REMARKETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       REGULATORY CONCERNS  . . . . . . . . . . . . . . . . . . . . . . . . . 32

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

THE MANAGEMENT COMPANY AND ITS AFFILIATES . . . . . . . . . . . . . . . . . . 35
       THE MANAGEMENT COMPANY   . . . . . . . . . . . . . . . . . . . . . . . 35
       TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES   . . . 39
       THE JETFLEET PROGRAMS  . . . . . . . . . . . . . . . . . . . . . . . . 41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  . . . . . . . 42

MANAGEMENT DISCUSSION AND ANALYSIS OF THE
FINANCIAL CONDITION OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . 43

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . 45

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

SALES MATERIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

LIQUIDITY OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

REPORTS TO SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . 54

GLOSSARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  F-1


APPENDIX A--PRIOR PERFORMANCE TABLES OF THE JETFLEET PROGRAMS . . . . . . .  A-1

                                 WHO MAY INVEST

GENERAL--SUITABILITY STANDARDS

       Each investor must have either (i) a net worth (exclusive of principal residence, furnishings and automobiles) of more than $50,000 and must anticipate that for the current year, the investor will have gross income of $50,000 or more; or (ii) have a net worth (exclusive of principal residence, furnishings and automobiles) of more than $100,000. Each partner or a general partnership or owner of another type of entity making investment must meet the financial suitability requirements prescribed above. A qualified pension, profit-sharing or Keogh employee plan, the fiduciary for such plan, or the donor of any such plan who directly or indirectly supplies the funds to make an investment must meet the minimum financial suitability standards set forth herein.

       Investors in certain states may be subject to certain higher suitability standards described below. The Company will rely upon investors' representations made through their broker-dealers that the general suitability standards and any additional standards imposed by blue-sky regulators are satisfied. These additional suitability standards are imposed in order to meet certain state securities law requirements. Subscriptions will not be accepted from any investor under any circumstances unless the selling broker-dealer represents that it reasonably believes that the investor meets those standards. The Company may require before accepting a subscription that the investor provide written confirmation that the investor does indeed meet the suitability standards described below.

       Investors subscribing for Notes should give careful consideration to certain risk factors and other special considerations described under "Risk Factors," including, among other things, the lack of liquidity and the resulting long-term nature of an investment in the Notes. The only persons who should subscribe for Notes are those who have adequate financial means, apart from the funds invested in Notes, to assume such risks and to provide for their current needs and personal contingencies and who can afford to bear the full loss of, and who have no need for liquidity with respect to, their investment. Transfer of Notes is restricted. See "LIQUIDITY OF THE NOTES." By subscribing for the Notes, the Subscribers will become bound by and subject to all the terms and provisions of the Trust Indenture with respect to the issuance of the Notes and the rights of Noteholders against the Company and the Trustee, and all of the terms and conditions of the Notes described in this Prospectus.

       If any state establishes suitability standards or minimum dollar amounts of investment that differ from those set forth in the preceding paragraph, investors in those states will be notified by supplement to this Prospectus.

       The following states have required suitability requirements for investors in those states:

       California: Either (i) net worth, exclusive of home, home furnishings and automobiles of at least $65,000 and an annual gross income of at least $100,000, or (ii) a net worth, exclusive of home, home furnishings and automobiles of at least $250,000.

THE SUITABILITY STANDARDS DISCUSSED ABOVE REPRESENT MINIMUM SUITABILITY STANDARDS FOR PROSPECTIVE INVESTORS. EACH PROSPECTIVE INVESTOR SHOULD DETERMINE WHETHER AN INVESTMENT IN THE COMPANY IS APPROPRIATE IN SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

THE COMPANY HAS THE UNCONDITIONAL RIGHT TO REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART.

                                     SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING A DECISION TO INVEST. THE SECURITIES OFFERED IN THIS PROSPECTUS SHOULD BE CONSIDERED A SPECULATIVE INVESTMENT AND PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS."


THE COMPANY                    AeroCentury IV, Inc., a California corporation,
                               is a newly organized single-purpose corporation.
                               The Company was organized to acquire Income
                               Producing Assets. The Company was incorporated under the laws of the State of California in February 1997. The Company's principal executive offices are located at 1440 Chapin Avenue, Suite
                               310, Burlingame, California 94010, and its telephone number is (415) 696- 3900 (See "THE
                               COMPANY").



INVESTMENT OBJECTIVES          The Company will use the proceeds of the
                               Offering of Notes to purchase Income Producing
                               Assets, which assets may be Equipment or Financial Assets related to Equipment. The revenue generated from the Income Producing
                               Assets will be used to fund interest payments on the Notes, reinvestment in additional Income
                               Producing Assets and, after April 30, 2003, deposits to a sinking fund account established to facilitate repayment of principal of the Notes on their maturity (or such earlier time if the Company decides to make prepayments on the principal of the Notes). At the Maturity Date of the Notes, the Company will pay off the outstanding principal using proceeds of the resale of the Income Producing Assets purchased using the Note proceeds, the funds in the Sinking Fund Account and/or proceeds of a third-party lender refinancing.


THE INCOME PRODUCING           The Company's only business will be to acquire
                               income producing ASSETS
                               assets ("Income Producing Assets"). The Company anticipates that these assets will consist mainly of aircraft, aircraft engines, aircraft parts or other transportation industry equipment
                               (collectively, "Equipment"). The equipment will generally be subject to pre-existing operating or full payout leases ("Leases") with third parties ("Lessees") and the Company will be assigned all rights as lessor of the Equipment, including the right to receive rental revenue.
                               The Company may also, however, acquire
                               indebtedness (for example, promissory notes) secured by Equipment and/or leases therefor, or income streams from Leases (collectively referred to as "Financial Assets"). The Company has not at this time identified a particular asset for acquisition, but any asset purchased by the Company must comply with certain acquisition guidelines set forth in this Prospectus. The Company anticipates that it, like JetFleet Aircraft, L.P. ("JetFleet I"),
                               JetFleet Aircraft II, L.P. ("JetFleet II") and
                               JetFleet III, prior equipment syndication programs affiliated with the Company
                               (collectively, the "JetFleet Programs"), will focus primarily on the acquisition of turbo-prop aircraft, but the Company's acquisition policies will not restrict the Company with respect to the Income Producing Assets it may acquire (See
                               "BUSINESS OF THE COMPANY--ACQUISITION
                               POLICIES").

OFFERING AMOUNT AND            Up to $10,000,000 in aggregate purchase price of
ESCROW                         Notes. Investor  funds will be held in an
                               interest-bearing escrow account until
                               subscriptions for $500,000 of the Notes have been received (See "PLAN OF DISTRIBUTION"). Any subsequent sales proceeds from Notes will be immediately available for use by the Company;
                               however, the Company anticipates that it will accept subsequent subscriptions and release from escrow proceeds from such subscriptions at monthly closings until the Termination Date.


DENOMINATIONS                  The Notes will be issued in fully registered
                               form in denominations of $1,000 and integral multiples thereof, subject to a minimum purchase by each investor of at least $5,000, or in the case of Individual Retirement Accounts (IRAs) a minimum purchase of $2,000.


DESCRIPTION OF THE
NOTES


GENERAL Each Note will accrue simple interest at a simple interest rate of 10% per annum on the principal amount. All principal and interest due under all the Notes will be due on the same maturity date (the "Maturity Date") which shall be April 30, 2005, unless extended for up to six months at the sole discretion of the Company. (See "DESCRIPTION OF THE COMPANY'S SECURITIES--The Notes").



INTEREST PAYMENT               Interest will be calculated quarterly. Interest
                               is due and payable on the 1st day of each February, May, August and November (or the next
                               Business Day following such date, if the 1st falls on a day other than a Business Day) for interest accrued in the prior quarter. Principal and all accrued and unpaid interest will be due on the Maturity Date. The record date for each payment or compounding of interest on the Notes is the close of business on the 15th of the month prior to the calendar month in which such payment date occurs for that payment.



COLLATERAL SECURING THE        The Company's obligations under the Notes will
NOTES                          be recourse  obligations of the Company secured
                               by a security interest in all of the Company's right, title and interest in the Income
                               Producing Assets acquired by the Company using the net offering proceeds of this Offering, and any proceeds of such Income Producing Assets
                               (collectively, the "Collateral").


PREPAYMENT                     The Company, in its sole discretion, may prepay
                               all or any portion of the outstanding principal under the Notes, beginning May 1, 2000.
                               Prepayments will be made on all notes to noteholders on a pro rata basis, such that the same percentage of indebtedness is prepaid to all Noteholders.

THE TRUST INDENTURE            The Notes will be issued pursuant to a Trust
                               Indenture between the Company and First Security
                               Bank, National Association, as Indenture
                               Trustee. The Trust Indenture sets forth certain rights of the Indenture Trustee against the Company for the benefit of the Noteholders should the Company default on its obligations under the Notes. In addition, the Trust
                               Indenture requires the establishment of a sinking fund account from which repayment of the outstanding principal of the Notes will be partially funded. Upon an Event of Default (as defined in the Trust Indenture) with respect to the Notes, the Trustee has certain remedies against the Company, including acceleration of all Note indebtedness and/or foreclosure upon and sale of the Collateral.


THE SINKING FUND ACCOUNT       Beginning May 1, 2003, all net cash flow of the
                               Company with respect to the Collateral and all net resale proceeds of the Collateral will be transferred to a trust account controlled by the Trustee (the "Sinking Fund Account") and retained by the Trustee for payment of a portion of the principal outstanding under the Notes.


THE MANAGEMENT                 The Income Producing Asset portfolio and the
AGREEMENT                      leases for Equipment will be managed and
                               administered on behalf of the Company under the
                               terms of a Management Agreement between the
                               Company and JetFleet Management Corp. ("JMC").
                               JMC is a California corporation formed in
                               January 1994, and whose principal offices are
                               located at 1440 Chapin Avenue, Suite 310,
                               Burlingame, California 94010. JMC is obligated
                               pursuant to the Management Agreement, subject to
                               the limitations set forth therein, to provide
                               its services with regard to managing the
                               Company's Income Producing Asset portfolio and
                               administering the Leases for Equipment on behalf
                               of the Company.   Under the Management
                               Agreement, so long as the Company remains in existence, on the last day of each calendar quarter, JMC shall receive a quarterly management fee equal to 0.5% of the Aggregate
                               Gross Offering Proceeds received by the Company up through the last day of such calendar quarter. In addition, JMC and/or its affiliates will be reimbursed for certain accountable expenses paid to unaffiliated third parties by JMC in connection with the administration and management of the Company (See "MANAGEMENT" and TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND
                               ITS AFFILIATES").

                               JMC is an integrated aircraft management, marketing and financing business. In addition to its activities in connection with the sponsoring of investment entities such as the Company, JMC is or will be engaged in the following activities: (i) Asset Management--Asset management involves several activities: remarketing owned aircraft, lease origination, and buying and selling assets; (ii) Aircraft Marketing--JMC supports the acquisition and remarketing of its existing base of assets managed and leased; and provides a profitable remarketing and sales service to unaffiliated owners, lessors, and lessees of aircraft; and
                               (iii) Aircraft Financing--JMC is engaged in financing assets that are difficult to finance utilizing conventional bank lending techniques.

TAX MATTERS                    The Notes will be treated as corporate
                               indebtedness, and interest paid or any accrued thereon (arising out of any original issue discount) will be taxable to non-tax exempt
                               Noteholders.  (See "CERTAIN FEDERAL INCOME TAX
                               CONSIDERATIONS").


USE OF PROCEEDS                Net proceeds of approximately $9,000,000
                               (assuming the maximum offering amount is received) will be used for the purchase of Income Producing Assets (See "ESTIMATED USE OF
                               PROCEEDS").


RISK FACTORS                   An investment in the Note entails certain risks,
                               including risks inherent in investment in debt securities, risks related to an investment in the Company and risks related to the aircraft leasing industry (See "RISK FACTORS").


PLAN OF DISTRIBUTION           The Notes will be sold on a "best efforts" basis
                               by Crispin Koehler Securities ("Sales Agent"), and by other participating broker-dealers that are qualified to offer and sell the Notes in a particular state as engaged by Sales Agent and the Company and that are members of the National
                               Association of Securities Dealers (See "PLAN OF
                               DISTRIBUTION").


LIQUIDITY OF NOTES             There is no established trading market for the
                               Notes, and the Notes will not be listed on any securities exchange. The Sales Agent has advised the Company that they may from time to time purchase and sell Notes in the secondary market, as permitted by applicable laws and regulations, and in accordance with Rule
                               15(c)(2)-11 under the Exchange Act. The Company anticipates that other members of the selling group may also engage in such activities.
                               Neither will be obligated, however, to make any such purchases and sales and each, in its sole discretion, may discontinue any such purchases and sales any time without notice to any party.
                               There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops.
                               Furthermore, resale of the Notes may be
                               restricted under the securities laws of certain states.

                                  RISK FACTORS

AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK, AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. NOTES SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THE ENTIRE INVESTMENT. IN CONSIDERING A PURCHASE OF THESE SECURITIES, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE RISKS INVOLVED, INCLUDING THE FOLLOWING (NOT NECESSARILY PRESENTED IN THE ORDER OF MAGNITUDE OF RISK):


INVESTMENT RISKS

       Risks arise because an investment in the Company is the purchase of a debt security.


       1. LACK OF DIVERSIFICATION. The maximum offering amount under this offering is $10,000,000, but the minimum offering amount is $500,000. To the extent that the Company sells less than all of the Notes, the number of different Income Producing Assets in which it will invest will be reduced. This reduction in diversification may increase the risks of an investment in the Notes, since the payment of the Notes will be recourse only to Income Producing Assets. If only the Minimum Offering is achieved, the Company may acquire only a single item of Equipment or an interest in such (See "BUSINESS OF THE COMPANY--Acquisition Policies" and "ESTIMATED USE OF PROCEEDS").

       2. NOTEHOLDERS' LIMITED RIGHTS. Noteholders will have no right to take part in the management or control of the business of the Company, and have only those rights as set forth in the Trust Indenture. Consequently, the purchasers of Notes must be willing to entrust all aspects of management and control of the Company to the officers and directors of the Company and to JMC, in its capacity as the management company (See "THE TRUST INDENTURE" and "DESCRIPTION OF THE COMPANY'S SECURITIES").

       3. COMPENSATION TO THE MANAGEMENT COMPANY AND ITS AFFILIATES. The Management Company and its Affiliates will receive fees and other compensation from the Company, much of which will be payable regardless of the profitability of the Company's operations. In addition, there will be certain fixed expenses paid to third parties regardless of the gross offering amount sold (See "DESCRIPTION OF THE COMPANY'S SECURITIES --THE NOTES -- Allowed Expenses"). In order to enable the Company to make its required payments under the Notes, the Company must generate revenues from operations and sales proceeds in excess of the sum of (a) the Company's fixed and other expenses and the amount of the fees and other compensation payable to the Management Company and its Affiliates as well as (b) the amount of Purchase Price and other costs of the assets it acquires (See "TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES" and "CONFLICTS OF INTEREST--Compensation Payable to JMC"). Certain fees, such as Organizational and Offering Expense Reimbursement and the Management Fee payable to the Management Company shall, in the aggregate, increase with the amount of Notes sold. Other fees, such as brokerage fees will be payable on a per-transaction basis, and though the Number of Units sold will likely increase the number of aircraft acquisition transactions, such fees may not necessarily increase proportionately as the amount of Notes sold increases.

       4. LIQUIDITY OF NOTES--NO TRADING MARKET. There is no established trading market for the Notes and none is likely to develop, and the Notes will not be listed on any securities exchange. The Sales Agent has advised the Company that it may from time to time purchase and sell Notes in the secondary market, as permitted by applicable laws and regulations, and in accordance with Rule 15(c)(2)-11 under the Exchange Act. The Company anticipates that other members of the selling group may also engage in such activities. Neither will be obligated, however, to make any such purchases and sales and each, in its sole discretion, may discontinue any such purchases and sales any time without notice to any party. Furthermore, resale of the Notes may be restricted under the securities laws of certain states.

       5. SOLE SOURCE OF PAYMENT ON THE NOTES. The primary source of payment on the Notes available shall be the rentals or other income received from the leases or proceeds from the resale of the Collateral acquired by the Company. Because the Notes are full recourse obligations of the Company, if those funds are insufficient, then the Noteholders, upon a default may proceed against the Company's other assets, if any. No other entity or person is guaranteeing the obligation of the Company to pay the principal and interest due on the Notes. (See "MANAGEMENT DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE COMPANY--Liquidity and Capital Resources").

       6. SALE OF ASSETS TO CURE PAYMENT DEFAULT. The Company and/or the Indenture Trustee have certain authority to sell Income Producing Assets of the Company in the event that the Company fails to make a required interest payment within 90 days of its due date. Under certain circumstances, the Company is authorized under the Trust Indenture to sell Income Producing Assets and apply those proceeds toward the overdue interest payment (See "THE TRUST INDENTURE--Events of Default"). Any sale of Income Producing Assets to cure a default in payment of interest would decrease the amount of Income Producing Assets of the Company that are available to generate income for repayment of the Notes and are eventually liquidated by the Company to repay the Note principal. Thus, such early sales may make it more difficult to meet its obligation to make future interest payments and/or pay off the Note principal at the Maturity Date.

       7. PREPAYMENT ON NOTE BY COMPANY. Though the Notes have an approximate eight year term, the Company may, in its sole discretion, prepay principal due under the Notes at any time beginning May 1, 2000 (See "DESCRIPTION OF THE COMPANY'S SECURITIES--THE NOTES"). Thus, investors who are seeking interest income may need to reinvest the prepaid principal in other investments after such prepayment. There is no assurance that other investments with comparable yields to the Notes will be available at the time of the Company's prepayment.

       8. COLLECTIONS; RETURN ON LEASES; RESIDUAL VALUE OF EQUIPMENT. The Company intends to meet its obligations on the Notes by acquiring Income Producing Assets. The revenue from such assets and the resale proceeds of the assets will be the source for repayment of the Notes. The current monthly yield earned by JetFleet III, the most recently sponsored affiliated program, on its portfolio of assets is 1.50% (See "THE MANAGEMENT COMPANY AND ITS AFFILIATES").


       As an example, in order to repay the Notes in full at the Maturity, if the Company has a monthly average yield of 1.50% on its Income Producing Assets over the term of the Notes, the acquired Income Producing Assets would have to have a residual value at the maturity of the Note equal to 75% of its original purchase price. To the extent that the rental yield on Income Producing Assets is higher, the residual value required to be attained on the Company's assets in order for the Company to meet its obligations under the Notes will be lower than 75% and vice versa.


       As a consequence of the foregoing, the Company will endeavor to choose a portfolio of Assets whose net rental payments and the resale proceeds, after deduction of Allowed Expenses, would be sufficient to make the required payments on the Notes. Nevertheless, the actual rental return rates for the Company's Equipment over the term of the Notes are impossible to predict precisely. If the initial lease rental is not collected as expected by the Company, or the re-lease rental or resale proceeds are not consistent with anticipated values for the Equipment, the Company's ability to make the required payments on the Notes would be adversely affected.

       9. SUFFICIENCY OF SINKING FUND. Beginning May 1, 2003, the Company will transfer all Net Cash Flow and all Net Resale Proceeds from the Collateral to the Sinking Fund Account. Such proceeds will be retained by the Trustee in the Sinking Fund Account to partially fund repayment of the principal of the Notes at maturity on November 1, 2003. The remainder of the repayment of the Note principal amount is expected to be from the resale proceeds of the Equipment or Financial Assets. Consequently, it is anticipated the Company will be unable to repay principal owed under the Notes solely from the Sinking Fund Account at the Maturity Date (See "DESCRIPTION OF THE COMPANY'S SECURITIES--THE NOTES--The Sinking Fund Account").

       10. SUFFICIENCY OF COLLATERAL. If the Company defaults on the Notes, the Trustee, on behalf of the Noteholders, will be entitled to foreclose on the Collateral which secures the Notes. There is no assurance that the value of the Collateral will be sufficient to satisfy any such claims of Noteholders, or that the Collateral will not be subject to claims of other creditors of the Company, some of which may be senior in priority to the Noteholders, such as holders of mechanics' or tax liens.

       11. STATUS OF NOTEHOLDERS IN BANKRUPTCY PROCEEDING. The obligation of the Company to pay principal and interest under the Notes will be secured by the Collateral, and the Company believes that the Notes should be considered Company debt for all purposes. There can be no assurance, however, that in a bankruptcy proceeding the rights of Noteholders would not be characterized as an equity interest such that other creditors of the Company, whether secured or unsecured, would take priority over such Noteholders' claims.

       12. NOTES UNRATED. The Notes are not rated by any public or private credit rating agency. The Company has no credit history or rating. While the Trust Indenture provides for the creation and funding of a sinking fund, there is no assurance that deposits to the sinking fund will be adequate, when added to Income Producing Asset resale proceeds, to repay the principal due under the Notes. The ability to repay the principal and interest of the Notes will be dependent on the success of the Company's acquisition, leasing and remarketing operations with respect to the Income Producing Assets (See "THE BUSINESS OF THE COMPANY").

       13. USURY. Various states place a ceiling on the amount of interest which may be earned on obligations such as the Notes. The Company believes that the determination of the amount of interest which may be charged by a Noteholder under the Note will be governed primarily by the California usury law. Assuming the Company will qualify the Notes for issuance under the California Corporations Code, the Notes will be exempt from the usury limitations under California law. Although the Company intends for California law to apply to the Notes, it is not always clear as to whether the state of residence of a non-California investor would apply in a particular transaction and it is possible that in such a case, the usury law of some other state might be deemed to apply to the loan transaction. In any event, the Company has made a covenant in the Trust Indenture that it will not assert usury as a defense to payment in any litigation regarding the Notes. It is unclear, however, if this covenant would be enforceable were the Company to enter into bankruptcy or receivership (See "THE TRUST INDENTURE--Usury Laws").

OPERATING RISKS

       Risks of investing in the Notes arise from the organization, powers and management of the Company.

       1. LIMITED OPERATING HISTORY; TOTAL RELIANCE ON THE MANAGEMENT COMPANY. The Company was formed in February 1997 and has a limited operating history. All decisions regarding the selection, purchase, leasing or sale of Income Producing Assets will be made by JMC. Noteholders will have no right or power to take part in the management or control of the business of the Company. Accordingly, investors should not purchase Notes unless they are willing to entrust all aspects of the management and control of the Company to JMC. JMC was formed in January 1994 and JMC manages, on behalf of their respective general partners, the aircraft assets of the JetFleet Programs, prior programs with objectives similar to the Company's (See "THE MANAGEMENT COMPANY AND ITS AFFILIATES").

       2. UNSPECIFIED EQUIPMENT AND FINANCIAL ASSETS. It is not known on the date of this Prospectus what Income Producing Assets will be acquired by the Company with the proceeds of this Offering. JMC believes that this lack of current specificity will provide valuable flexibility to the Company in structuring its asset portfolio. The Company and its investors must rely upon the judgment of JMC in selecting from any available assets the specific Income Producing Assets in which the Company will purchase interests (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES").

       3. DECREASE IN VALUE OF EQUIPMENT; LESSEE CREDITWORTHINESS. The investors must entrust all aspects of the management and control of the Company to JMC, including decisions regarding the assets to be purchased. JMC will consider retention of resale value and the creditworthiness of the lessee or payer/obligor under a Financial Asset (a "Payer") in determining which Income Producing Assets to acquire; however, the risk of loss in value and default of Payer is inherent in the equipment leasing business. In addition, there is no assurance that a Payer that is creditworthy at the time of entering into a lease or transaction will not experience subsequent financial difficulty (See "BUSINESS OF THE COMPANY--Leases").

       4. RISKS OF BORROWING. The Company may incur indebtedness under certain circumstances for a variety of purposes, including to finance all or a portion of the Purchase Price of particular asset or to fund refurbishment of Equipment already owned by the Company. Company indebtedness, if any, may be in the form of temporary or permanent financing from banks, institutional or other lenders. Such indebtedness, if secured, will normally be secured by a security interest in the assets acquired or refurbished or in all or a portion of the Income Producing Assets owned by the Company that will be subordinated. The Company, however, in its sole discretion, upon notice to the Trustee, may subordinate the Noteholders' lien if a third party lender is providing acquisition financing to the Company. In such a case, the Company may grant a senior security interest in the asset being acquired to the third party lender. Typically, such subordination of the Noteholders' lien to the third party financing ("Senior Debt") would mean that upon any distribution to creditors of the Company in a liquidation or dissolution of the Company in a bankruptcy, reorganization or similar proceeding relating to the Company or its property, the holders of the Senior Debt would be paid first out of the proceeds of any sale of the Income Producing Asset that is collateral for the Senior Debt. Furthermore, the Trustee, on behalf of the Noteholders, may be unable to effectively exercise foreclosure and sale remedies on the Income Producing Assets that are collateral for both Senior Debt and the Noteholders' debt, without first obtaining the consent of the holder of the Senior Debt (See "BUSINESS OF THE COMPANY--Leverage").

       5. RISKS OF JOINT INVESTMENTS. The Company may purchase Income Producing Assets on a co-tenancy basis with other entities. This form of ownership poses additional investment risks (See "BUSINESS OF THE
COMPANY--ACQUISITION POLICIES--Investments with Other Entities").

       6. CONFLICTS OF INTEREST. An Affiliate of JMC is the general partner of JetFleet I and JetFleet II, previous offerings sponsored by management of JMC, and JMC is the sole parent of JetFleet III. It is anticipated that, in the future, JMC or its Affiliates will sponsor other asset leasing programs as well and engage in other activities that may be in competition with the operations of the Company. There may be a number of other situations in which the Company's interests may be inconsistent with the interests of JMC and its Affiliates (See "CONFLICTS OF INTEREST").

BUSINESS RISKS

       Risks of investing in Notes arise from the nature of the business in which the Company is to engage.

       1. OVERVIEW OF RISKS ASSOCIATED WITH LEASING EQUIPMENT. The Company will acquire Equipment subject to Operating Leases or Full Payout Leases (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--Leases"). The revenues from the Leases will be the primary source of funds to repay the required payments due under the Notes prior to maturity and the funds to be placed in the Sinking Fund Account. In order to achieve its investment objectives and meet its obligations under the Notes, the Company must be able to acquire Equipment the initial leases for which, in combination with any subsequent leases or resale of the Equipment, would yield a return over and above the Purchase Prices plus the Company's initial costs and continuing operating costs. This requires the Company to acquire Equipment subject to leases with adequate lease payment streams, to re-lease or resell Equipment for the anticipated release rental or residual value at the end of the initial lease period and to avoid uncovered costs. There is no assurance that the Company will be able to achieve these goals. If Equipment owned by the Company is "off-lease" for a significant period of time, this could substantially impair the Company's ability to repay the Notes. Through December 31, 1996, the assets of JetFleet III experienced no "off-lease" periods; JetFleet I and JetFleet II experienced an

"off-lease" period of 1% and 2%, respectively, calculated on a weighted average basis (which takes into account the purchase price of all leased assets and the time each such asset is off lease). There can be no assurance, however, that the Company will have a similar off-lease average for Equipment it acquires.

       2. ADVERSE ECONOMIC CONDITION OF AIR TRANSPORT INDUSTRY; POSSIBILITY OF DECREASED DEMAND FOR AND DECREASE IN VALUE OF EQUIPMENT. The Company's successful negotiation of lease extensions, re-leases and sales may be critical to its ability to achieve its financial objectives, and will involve a number of substantial risks. Demand for lease or purchase of the Income Producing Assets depends on the economic condition of the airline industry, which is currently depressed (See "BUSINESS OF THE COMPANY--REMARKETING" below).
Ability to re-lease or resell Equipment at acceptable rates may depend on the demand and market values at the time of re-lease or resale. The Company anticipates that the bulk of the Equipment it acquires will be used aircraft equipment. The market for used aircraft is cyclical, with the demand for and resale value of many types of older aircraft recently being depressed by such factors as airline financial difficulties and increased fuel costs, the number of new aircraft on order and the number of older aircraft coming off lease. Depression of resale values for particular aircraft is also increased by the adoption of expensive, government-mandated maintenance programs for older aircraft. The Company's expected concentration in a limited number of aircraft and aircraft engine types subjects the Company to increased economic risks if those aircraft and aircraft engine types should decline in value.

       3. UNFAVORABLE LEASE TERMS. The terms of the particular leases to which the Equipment is subject will be extremely important in ensuring an adequate lease payment stream and in limiting uncovered costs. In order to achieve an acceptable lease rental rate, the Company may agree in return to accept certain undesirable features, such as relatively short initial terms or renewal options or repurchase options at rental rates or sales prices that may be below fair market value at the time of renewal or sale (See "BUSINESS OF THE COMPANY--LEASES").

       4. DEFAULTS BY LESSEES. The Company will cease to receive any lease payments if the lessee defaults. JMC has broad flexibility with regard to the potential lessees that it will accept on behalf of the Company. There can be no assurance that the lessee's creditworthiness will not deteriorate or that the lessee will fully perform its payment obligations under the lease, particularly in view of the financial difficulties experienced by a number of airlines following deregulation of the airline industry (See "BUSINESS OF THE COMPANY--LESSEES").

       5. GOVERNMENT REGULATION. As discussed in detail in "BUSINESS OF THE COMPANY --REGULATORY CONCERNS," there are a number of areas in which government regulation may result in costs to the Company. These include aircraft registration, safety requirements, required equipment modifications, and aircraft noise requirements. Although it is contemplated that the burden of complying with such requirements will fall primarily upon lessees of Equipment, there can be no assurance that the cost of complying with such government regulations will not fall on the Company. Furthermore, newly enacted government regulations could cause the value of any non-complying Equipment owned by the Company to substantially decline.

       6.     COMPETITION.  The aircraft leasing industry is highly
competitive.   The Company will compete with aircraft manufacturers,
distributors, airlines and other operators, equipment managers, leasing companies, equipment leasing programs, financial institutions and other parties engaged in leasing, managing or remarketing aircraft, many of which have significantly greater financial resources and more experience than the Company (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--General" and "MANAGEMENT DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE
COMPANY--Competition").

       7. RISKS OF FOREIGN OPERATIONS. The Company may enter into leases for equipment which will be operated and/or registered in foreign jurisdictions. Such foreign operations and registration may result in additional risks due to different regulation of aviation, land transportation, marine vessels, equipment, foreign taxes, currency risks and seizure of the asset by the foreign government (See "BUSINESS OF THE COMPANY--LESSEES").

       8. CASUALTIES; INSURANCE COVERAGE. The Company, as owner of transportation equipment could be held liable for injuries or damage to property caused by its assets. Though some protection may be provided by the United States Aviation Act with respect to its aircraft assets, it is not clear to what extent such statutory protection would be available to the Company. Though the Company may carry insurance or require a lessee to insure against a risk, some risks of loss may not be insurable. An uninsured loss with respect to the Equipment or an insured loss for which insurance proceeds are inadequate, would result in a possible loss of invested capital in and any profits anticipated from such Equipment (See "BUSINESS OF THE COMPANY--LEASES").

       9. ABSENCE OF CENTRAL RECORDING SYSTEM FOR CERTAIN EQUIPMENT--POSSIBILITY OF ADVERSE LIENS. Aircraft equipment other than airframes and aircraft engines attached and leased with an airframe are not eligible for separate registration with the FAA under the Aviation Act and therefore are not subject to the same protection that the central recording system affords owners of aircraft generally. However, liens against jet engines attached to aircraft but leased separately may be recorded with the FAA. Accordingly, the Company intends to record with the FAA a copy of each separate lease of aircraft engines included in the Company's Equipment portfolio. In addition, the Company intends to file notices under the Uniform Commercial Code with respect to any lease of Equipment.

       10. RISKS RELATING TO FINANCIAL ASSETS. Generally, an investment in Financial Assets will not entail as many risks as a direct investment in Equipment, but if the Payer defaults and the Company forecloses on the asset securing the Financial Asset, the Company may assume ownership of the equipment (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--Financial Assets"). In such a case, the ability of the Company to make its anticipated return on the Financial Asset would be subject to the risks relating to ownership, leasing, resale and remarketing of Equipment discussed herein with respect to Equipment acquired by the Company.

TAX AND ERISA RISKS

       1. TAX CHARACTERIZATION OF THE NOTES. The Notes should be characterized as true indebtedness, as opposed to some form of equity, joint venture or financing arrangement, for federal income tax purposes because (1) there is a stated interest rate and a fixed maturity date, (2) the Notes contain no provision for sharing of profits and losses, (3) the Notes are or will be secured by the Collateral, (4) the Company's obligation to pay principal and interest to Noteholders is senior to any obligation to make distributions to shareholders, and (5) it is the intention of the parties, who are unrelated, to create a debtor-creditor relationship. Such a characterization is a factual matter, however, and there are certain other factors present, such as the amount of Company equity relative to the amount of the Notes outstanding, which would undermine the characterization of the Notes as debt. Accordingly, there can be no assurance that the Service will not attempt to recharacterize the Notes in whole or in part as some form of equity interest and that any such attempt will not succeed. If the Notes are recharacterized in their entirety or in part as equity, some or all of the interest paid on the Notes may not be deductible by the Company and might be treated as unrelated business taxable income to the Noteholders who are tax-exempt investors (See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS").

       2. NO SHARE IN COMPANY TAX BENEFITS AND LIMITED SHARE OF REVENUES. Noteholders will not receive any tax deductions from the Company's operations, and, in general, all interest be taxable income to such Noteholders when received by them in cash (See "DESCRIPTION OF COMPANY'S SECURITIES").

       3. INVESTMENT BY TAX EXEMPT INVESTORS. In considering whether an investment in the Notes of a portion of the assets of a trust of a pension or profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) is appropriate, a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of the Employee Retirement Income Security Act of 1974 ("ERISA"); (ii) whether the investment is prudent, since there is likely to be only a thinly traded market, if any, in which he can sell or otherwise dispose of the Notes; and (iii) whether the Notes constitute "Plan Assets" under ERISA. If a Tax-Exempt Investor borrows funds to purchase the Notes, this investment may not be appropriate as it would likely give rise to unrelated business taxable income (See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Purchase of Notes by Exempt Plans and Other Exempt Organizations").

       4. CHANGES IN TAX LAW. Changes in the tax laws could affect any anticipated tax treatment associated with an investment in Notes. In recent years, President Clinton has proposed budget legislation which would have treated certain hybrid debt instruments as equity to the borrower while still maintaining debt status to the holders of the instruments. While such proposals have not been acted upon , and in their then proposed form would not have been directly applicable to the Notes, any further extension of such concepts in future legislation could result in all or part of the Notes being treated as equity to the Company or, possibly, the Noteholders. Also, there is no assurance that adverse changes in the interpretation of applicable tax laws will not be made by administrators or judges. Administrative or judicial changes may or may not be retroactive with respect to transactions entered into prior to the date on which such changes take effect. Periodic consultations with an investor's professional advisor may be necessary given the possibility of such changes.

EACH PROSPECTIVE PURCHASER OF NOTES IS URGED TO CONSULT SUCH PROSPECTIVE PURCHASER'S TAX ADVISOR WITH SPECIFIC REFERENCE TO SUCH PROSPECTIVE PURCHASER'S OWN TAX SITUATION AND POTENTIAL CHANGES IN APPLICABLE LAW.

TAX OPINION

       Counsel to the Company, Stephen C. Ryan & Associates, has rendered its opinion only with respect to those tax matters specifically identified in the section "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" as representing the opinion of counsel, and such opinion is based upon the facts described in this Prospectus and upon certain representations by JMC to counsel as of the date of this Prospectus. Any material alterations of such facts or inaccuracy of such representations may adversely affect the opinions rendered. Furthermore, such opinion of counsel is based upon existing law and applicable final, Temporary and Proposed Regulations, current published administrative positions of the IRS contained in Revenue Rulings and Revenue Procedures, and judicial decisions, all of which are subject to change either prospectively or retroactively.

       In particular, a Noteholder's ability to realize the tax treatment anticipated will depend not only on the general legal principles discussed herein but also upon the accuracy of various factual representations made by JMC and various determinations which JMC will make in the future relating to the Company's assets. Such factual representations and determinations are subject to potential challenge by the IRS. There can be no assurance, therefore, that some or all of the tax positions claimed by the Noteholders with respect to the Notes may not be successfully challenged by the IRS.

       The opinion of counsel states that the section of this Prospectus entitled "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" and that portion of this Prospectus set forth under the heading "Tax Risks" in the "RISK FACTORS" section fully address the material federal income tax laws relating to an investment in the Company. Such aspects should not, however, be considered a primary investment feature of the Notes.

       Counsel, having considered what it believes to be all of the material tax issues, and based upon the foregoing information and representations and subject to the qualifications referred to herein and therein, is of the opinion that the Notes will likely constitute bona fide indebtedness of the Company.

COUNSEL HAS EMPHASIZED THAT AN OPINION OF COUNSEL REPRESENTS ONLY SUCH COUNSEL'S BEST LEGAL JUDGMENT, AND HAS NO BINDING EFFECT ON THE IRS OR OFFICIAL STATUS OF ANY KIND.

       Counsel will not prepare or review the Company's income tax information returns. Those returns will be prepared by management and independent accountants for the Company. Such matters are handled by the Company, often with advice of independent accountants retained by the Company, and are usually not reviewed with counsel.

THE MATTERS RELATING TO THE FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE COMPANY ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS, AND THE EFFECT OF THE EXISTING TAX LAWS ON AN INVESTOR MAY VARY WITH THE PARTICULAR CIRCUMSTANCES OF SUCH INVESTOR. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH SUCH PROSPECTIVE PURCHASER'S TAX ADVISORS WITH SPECIFIC REFERENCE TO SUCH PROSPECTIVE PURCHASER'S OWN TAX SITUATION AND POTENTIAL CHANGES IN APPLICABLE LAW REGARDING THE POSSIBLE TAX CONSEQUENCES OF THIS INVESTMENT IN THE INVESTOR'S PARTICULAR CIRCUMSTANCES.

                              CONFLICTS OF INTEREST

       The Company may be subject to various conflicts of interest arising out of its relationships with JMC and its Affiliates. Certain of these conflicts are summarized below.

       COMPENSATION PAYABLE TO JMC. JMC and its Affiliates are entitled to receive compensation from the Company. Such compensation could create certain conflicts of interest. For example, JMC will receive compensation based on the amount of Aggregate Gross Offering Proceeds raised regardless of the profitability of the Company's operations. Also, the Management Company and the Sales Agent could receive their full fees even though the Company had not achieved its investment objectives (See "TABLE OF COMPENSATION OF MANAGEMENT COMPANY AND ITS AFFILIATES").


       Conflicts of interest may arise in the selection by JMC of which Income Producing Assets the Company will acquire or in arranging for others to purchase and hold Income Producing Assets for resale to the Company, particularly if JMC is compensated with a brokerage fee by the Company or the purchasing party for arranging the purchase, or if JMC or an Affiliate is the seller in the transaction. In that event, the Company believes that the conflict of interest will be mitigated by the requirement that the Company may not acquire any asset unless the fair market value as determined by an independent appraiser is greater than or equal to the Adjusted Purchase Price of the Asset (which includes any brokerage fee paid by the Company) (See "BUSINESS OF THE COMPANY-- ACQUISITION POLICIES--Adjusted Purchase Price").


       The compensation arrangements, as well as the other agreements and arrangements among the Company, JMC or its Affiliates are not, and may not reflect, the result of arm's-length negotiations. JMC believes that the compensation payable by the Company is reasonable in light of the services JMC will perform and the costs that JMC will incur in connection with providing such services to the Company and that such compensation is customary and reasonable in light of the compensation payable to independent companies providing similar services.

       COMPETITION WITH OTHER LEASING ENTITIES AFFILIATED WITH JMC. JMC and its Affiliates may be, and/or may in the future be expected to be, engaged independently or with others in other business ventures of every nature and description, including activities competitive with those of the Company. JMC is the management company for the JetFleet Programs, and it and/or its Affiliates intend to form and sponsor other leasing programs in the future which may have investment objectives that are the same as, or similar to, those of the Company as well as engage in such activity directly (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--Joint Investments"). During this Offering and until all the funds raised in this Offering have been substantially committed for the purchase of Equipment, JMC will not offer, and will not permit any Affiliates to offer, interests in any aircraft dedicated publicly-offered investor programs, but such offers may be made subsequent to this Offering. Accordingly, in seeking to acquire, lease, re-lease and sell its Equipment, the Company may be in competition with subsequent investment entities or other entities formed by JMC or its Affiliates. If one or more entities (either de facto or actual) affiliated with JMC is in a position to purchase the same asset located by or offered to JMC, then JMC will select the entity that has had available cash for investment for the longest period of time as purchaser of the asset. If one or more entities affiliated with JMC is in a position to sell an asset to a purchaser located by JMC, then JMC will cause the entity that has had the asset for sale on the market for the longest period of time as the seller of the asset.

       THE COMPANY WILL NOT HAVE INDEPENDENT MANAGEMENT. So long as there is no event of default under the Notes, the Indenture Trustee will have no part in the management of the business and affairs of the Company. As a result, management may experience conflicts arising from allocating management time, services or functions between the Company and other entities. The officers and directors of JMC will devote such time (and will direct their employees to devote such time) to the affairs of the Company as they, in their discretion, deem necessary. Management of the Company believes that it has or can attract sufficient personnel to discharge its responsibilities to the Company (See "MANAGEMENT").

       OTHER RELATIONSHIPS. JMC and its Affiliates may have relationships on an ongoing basis with manufacturers, sellers, lessees, lessors or managers of aircraft and with lenders and others. Such relationships could influence JMC to take actions which an independent management company might not take or forbear from taking.

       LACK OF INDEPENDENT COUNSEL. Counsel to the Company and JMC is the same, and it is anticipated that such common representation will continue in the future. If a conflict should arise, appropriate consideration will be given to the extent to which the interests of the Company may diverge from those of JMC and, if necessary, separate counsel will be retained for the Company, JMC or the Sales Agent or all of them. The Noteholders as a group have not been represented by counsel.

       CO-TENANCY WITH AFFILIATES. Although not anticipated, in the future the Company may acquire from, or own Income Producing Assets on a co-tenancy or partnership basis with, JMC or partnerships, corporations or other programs that are Affiliates of JMC. With respect to such Income Producing Assets, JMC and such Affiliates may be subject to certain conflicts of interest, including conflicts of interest arising in connection with the negotiation of the purchase agreement in the case of an acquisition, or the negotiation of the co-tenancy agreement and management decisions with respect to the Income Producing Assets in the case of co-tenancy, JMC believes that the terms of any such agreement between the Company and JMC or its Affiliates, although not negotiated at arm's-length, will be fair and reasonable to the Company. To reduce the potential conflicts, any such investment must meet certain conditions described in "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--Investment With Affiliates," such as the requirement that the Adjusted Purchase Price must not be greater than the fair market value of the asset to be purchased.

       PURCHASE OF NOTES. JMC, any of its Affiliates and any employees of JMC or their Affiliates may purchase up to 5% of the Notes sold in this Offering (and receive a refund of Sales Commissions), thereby acquiring rights and interests as holders of debt and equity of the Company. Such rights include, in certain cases, the right to exercise voting rights as Noteholders under the Trust Indenture (See "MANAGEMENT--General"). JMC, its Affiliates and employees can be expected to exercise their rights as Noteholders in their own best interests, even though, as indicated above, those interests may conflict in certain respects with the interests of other Noteholders. Any Notes sold to JMC or Affiliates will be counted toward the Minimum Offering Amount. If Notes are acquired by JMC or its Affiliates and employees of JMC or its Affiliates for the explicit purpose of meeting the Minimum Offering Amount, such purchase will be made for investment purposes only and not with a view towards redistribution.

                            ESTIMATED USE OF PROCEEDS

       The following table sets forth information concerning the estimated uses of proceeds from the sale of Notes assuming that the Company achieves, alternatively, the Minimum or Maximum Offering.

       As indicated in the table, approximately 90% of the Aggregate Gross Offering Proceeds is expected to be available for the purchase of Income Producing Assets or interests therein and operation of the Company, after deduction of all Organizational and Offering Expenses, and fees and other amounts payable to third parties.

       See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES" for descriptions of the types of assets to be identified for acquisition by the Company initially that may be acquired by the Company.

                                          Minimum Offering    Maximum Offering
                                           (500 Notes)(1)      (10,000 Notes)
Gross Offering Proceeds                  $500,000  100.00%  $10,000,000 100.00%
Less Organization and Offering Expenses:
       Sales Commissions (2)               40,000    8.00%      800,000   8.00%
       Organization and Offering
         Expense Reimbursement (3)         10,000    2.00%      200,000   2.00%
                                         --------   -----    ----------  -----
Net Offering Proceeds                    $450,000   90.00%   $9,000,000  90.00%
                                         ========   =====    ==========  =====

___________________________

(1)    The amount of the Minimum Offering will not be less than $500,000.

(2) The Company will pay soliciting broker-dealers, in consideration for their services, a sales commission of 6.0% and pay to CKS an unallocated due diligence and marketing fee of 2.0% to cover certain marketing and selling expense, a portion of which may be reallowed to certain soliciting broker-dealers, in the discretion of CKS.


(3) The Organization and Offering Expense Reimbursement is payable to JMC in an amount equal to 2.0% of Aggregate Gross Offering Proceeds (See "CONFLICTS OF INTEREST--Compensation Payable to JMC" and "TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES"). To the extent JMC incurs expenses in excess of the 2.0% limit, such excess expenses will be repaid to JMC in the form of Common Stock issued at a price of $1.00 per share. In no event will the Organization and Offering Expense
       Reimbursement exceed $200,000.   In no event will Organization and
       Offering Reimbursement, including Common Stock issued therefor, plus aggregate sales commission and due diligence marketing fees exceed 15% of the Aggregate Gross Offering Proceeds.

                                 CAPITALIZATION


       The following table sets forth the capitalization of the Company as of February 15, 1997, and as adjusted for the Minimum and Maximum Offering Amounts.


                             PRIOR TO OFFERING      IF MINIMUM          IF MAXIMUM
                                                   OFFERING SOLD       OFFERING SOLD
                             Number    Amount     Number   Amount     Number    Amount
Common Stock(1)              10,000    $10,000   210,000  $210,000   410,000    $410,000
(100,000 Shares Authorized)

Secured Notes                     0        $ 0       500  $500,000    10,000 $10,000,000

___________________________________

(1) To the extent JMC incurs Organizational and Offering Expenses on behalf of the Company in excess of 2.0% of the Aggregate Gross Offering Proceeds, such unreimbursed expenses will be converted into Common Stock of the Company, to be issued at the price of $1.00 per share. In no event will the Organization and Offering Expense Reimbursement exceed $200,000. JMC, the sole shareholder of the Company, will contribute additional equity capital to the Company in the form of an additional investment in Common Stock, at a price of $1.00 per share, upon each Closing equal to 4% of the subscription proceeds accepted at such Closing.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

THE NOTES


       GENERAL. The Notes will be recourse obligations of the Company issued pursuant to an Indenture of Trust, dated May ___, 1997 (the "Trust Indenture"), between the Company and First Security Bank, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary and the summary included under "THE TRUST INDENTURE" discuss the material provisions of the Trust Indenture. The Company has not sought and is not required by the Trust Indenture or any other document to obtain a rating of the Notes by a rating agency.



       ISSUANCE OF NOTES; TRANSFERS. The Notes will be issued in fully registered form in denominations of $1,000 subject to the minimum amount of $5,000 or ($2,000 for IRAs). (Trust Indenture, Section 3.02.) The Trustee will charge a fee of $15.00 for any transfer or exchange of a Note, and may require the transferor to pay any governmental fees or charges in connection with the transfer. (Trust Indenture, Section 3.05.) Each Note will have a maturity date ("Maturity Date") of April 30, 2005; provided that the Company, in its sole discretion upon written notice to the Trustee, may extend such Maturity Date for up to six months.


       PAYMENTS OF PRINCIPAL AND INTEREST ON THE SECURED NOTES. [ ]The Notes will earn fixed interest on the $1,000 Note principal amount, calculated quarterly, from the date of issuance at the rate of 10% simple interest per annum.


       PERIODIC INTEREST PAYMENTS. Interest will be calculated quarterly. Interest is due and payable on the 1st day of each, February, May, August and November (or the next following Business Day if the 1st is not a Business Day) (each such date a "Payment Date") for interest accrued in the prior quarter. Principal and all accrued and unpaid interest will be due on the Maturity Date. The record date for each payment on the Note ("Record Date") is the close of business on the 15th of the calendar month prior to the month in which such Payment Date occurs for that payment. The Company may not make any prepayments of principal upon the Note until after April 30, 2000. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.


       PAYMENTS OF PRINCIPAL AND INTEREST GENERALLY. All payments will be made by check mailed by the Trustee to Noteholders registered as of the close of business on the fifteenth day of the month prior to the calendar month in which the Payment Date occurs at their addresses appearing on the Register, except that the payment of principal and final payment of interest on each Note will be made only upon presentation and surrender of such Note on or after the Stated Maturity at the office of the Trustee. (Trust Indenture, Section 5.1.). The Company expects to use rental and resale proceeds of the Income Producing Assets to make the required payments under the Note. If the Company is unable to make all or any portion of an interest payment under the Note, the unpaid interest shall accrue and become payable in full at the Maturity Date. Accrued but unpaid interest shall not bear interest.

       All principal and interest due under the Notes will be due on their Maturity Date (the "Maturity Date") which shall be April 30, 2000, unless extended to a date up to six months later at the sole discretion of the Company.

       Upon an Event of Default (as defined in the Trust Indenture) with respect to the Notes, the Trustee has certain remedies against the Company, including acceleration of all Note indebtedness and/or foreclosure upon and sale of the Collateral.

       SOURCE OF PAYMENT ON THE NOTES. The only source of payment of principal and interest on the Notes shall be from the income generated by the Company's Income Producing Assets and proceeds of the resale of such assets. The Company will have no other assets nor is any other entity or person guaranteeing the obligations of the Company to pay the principal and interest due on the Notes.

       PREPAYMENT. The Company, in its sole discretion, may prepay all or any portion of the outstanding principal under the Notes, beginning May 1, 2000. Prepayments will be made on all notes to noteholders on a pro rata basis, such that the same percentage of indebtedness is prepaid to all Noteholders.

       SECURITY FOR THE NOTES. The Collateral securing the Notes will consist of all of the Company's right, title and interest in Income Producing Assets acquired by the Company using the proceeds of the Notes or the proceeds or income from such acquired Income Producing Assets. The Company may, upon notice to the Trustee, subordinate the lien of the Noteholders in an Income Producing Asset acquired using third party acquisition financing to the lien of a third party lender; provided, however, that no Note proceeds are used in the acquisition of such Income Producing Asset.


       THE SINKING FUND ACCOUNT. The Company shall establish prior to the initial authentication and delivery of the Notes, in the name of the Trustee, a trust account at First Security Bank, National Association (the "Sinking Fund Account"). The Sinking Fund Account will relate solely to the Notes. Funds in the Sinking Fund Account will not be commingled with any other moneys of JMC or the Company. All moneys deposited from time to time in the Sinking Fund Account will be held by the Trustee as part of the Trust Estate. Withdrawals of any funds from the Sinking Fund Account will be controlled by the Trustee. All payments of amounts due and payable with respect to the Notes which are to be made from amounts withdrawn from the Sinking Fund Account will be made on behalf of the Company by the Trustee, and no amounts so withdrawn from the Sinking Fund Account will be paid over to the Company. The funds in the Sinking Fund Account will be employed by the Trustee to repay principal due under the Notes on the Maturity Date or an earlier prepayment date.


       All Net Resale Proceeds and all Net Cash Flow of the Company with respect to the Collateral received beginning May 1, 2003, will no longer be available to the Company for acquisition of additional assets and will be deposited into and held, along with the income earned thereon, by the Trustee in the Sinking Fund Account for repayment of the Notes. No schedule of minimum required payments into the Sinking Fund will exist.

       ALLOWED EXPENSES. Revenue from Income Producing Assets will be applied first toward certain expenses of the Company, then toward required payments under the Notes, then toward either reinvestment into additional Income Producing Assets or deposits into the Sinking Fund or other Payment Accounts. Listed below is a summary of such expenses.


       ALLOWED EXPENSES                             ESTIMATED AMOUNT
       Initial Trustee Fees                         $ 3,000

       Annual Administration, Note Interest
       Processing and Registrar Services            $15,000 plus $12.50 per
                                                    investor per year

       Annual Escrow Fee                            $10,000

       Management Fee                               .50% of the Company's
                                                    Aggregate Gross Offering
                                                    Proceeds (payable quarterly
                                                    in arrears for as long as
                                                    the Company is in
                                                    existence)

       Annual Legal and Accounting, General and
       Administrative Expenses and Reimbursements
       Payable to Third Parties                     $50,000

       Federal Income Taxes                         15% - 39%

       California Income Taxes                      9.3%


EQUITY SECURITIES

       The Company has authorized 100,000 shares of Common Stock, no par value, and 100,000 shares of Preferred Stock, no par value. No holder of any shares of Common Stock or Preferred Stock has any preemptive rights to subscribe for any securities of the Company. All shares of Common Stock outstanding are fully paid and nonassessable. There are currently 10,000 shares of Common Stock issued and outstanding, all of which are held by JMC. No shares of Preferred Stock are currently outstanding. The rights, preferences and privileges of the Preferred Stock are subject to designation by the Board of Directors.

       The foregoing is a summary and is qualified in its entirety by reference to the Company's Articles of Incorporation and its Bylaws.

       REPORTS TO SHAREHOLDERS. The Company will furnish its shareholders with annual reports containing audited financial statements.

       TRANSFER AGENT AND REGISTRAR. The Secretary of the Company will serve as the transfer agent and registrar for the Company's Common Stock.

                               THE TRUST INDENTURE

       The following summary together with the discussion of the Trust Indenture contained in "DESCRIPTION OF THE COMPANY'S SECURITIES" describes the material provisions of the Trust Indenture. The Trust Indenture will not be qualified under the Trust Indenture Act of 1939 (the "1939 Act"), pursuant to an exemption from qualification provided for thereunder. Consequently, the provisions of the 1939 Act do not apply to the Trust Indenture.

       MODIFICATION OF TRUST INDENTURE. With the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes, the Trustee and the Company may amend or supplement the Trust Indenture or the Notes, except as provided below. Notice of any such amendment of the Trust Indenture or the Notes will be mailed to all of the Noteholders by the Company promptly after the effectiveness thereof.

       The Company and the Trustee may also amend or supplement the Trust Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not adversely affect the interests of the Noteholders (Trust Indenture, Section 11.01).

       EVENTS OF DEFAULT. An Event of Default with respect to the Notes is defined in the Trust Indenture as being: (a) the failure of the Company to make any interest payment on the Notes within ninety (90) days after its due date;
(b) the failure of the Company to repay all indebtedness under the Notes within sixty (60) days after the Maturity Date; (c) effectiveness of the Trust Indenture or of the security interest granted thereby, the improper amendment or the breach or default in the performance of any covenant or agreement of the Company in the Indenture or related security interest documents (other than those covered in (a) and (b) above, and the continuance of any such default for a period of thirty (30) days after notice to the Company by the Trustee or to the Company and the Trustee by the Noteholders representing at least a 25% Vote of the Outstanding Notes; (d) the breach in any material respect of a representation or warranty of the Company in the Trust Indenture and the failure to cure such circumstances or condition within thirty (30) days of notice thereof to the Company by the Trustee or the Noteholders representing at least a 25% Vote of the Outstanding Notes; or (e) certain events of bankruptcy of the Company (Trust Indenture, Section 5.01).

       RIGHTS UPON EVENT OF DEFAULT. In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the Noteholders representing at least 25% of the outstanding principal amount of the Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Such a declaration may be rescinded under certain circumstances by a vote of the Noteholders (Trust Indenture, Section 5.02).

       If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to retain the Trust Estate and apply all amounts received with respect to the Trust Estate, first, to payment of its fees and expenses and, then to the payment of the principal of and interest on the Notes (Trust Indenture, Sections 5.04, 5.08 and 6.07). Alternatively, the Trustee may, in its discretion, sell the Trust Estate and apply the proceeds, first, to payment of its fees and expenses and, then, to the amounts due on the Notes (Trust Indenture, Sections 5.04, 5.08 and 5.18).

       The holders of a majority of the aggregate principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Trust Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability (Trust Indenture, Section 5.14). The holders of a majority of the aggregate amount of the outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Trust Indenture which cannot be modified without the waiver or consent of each Noteholder affected (Trust Indenture, Section 5.15).

       No Noteholder will have the right to pursue any remedy with respect to the Trust Indenture or the Notes, unless (a) such holder gives to the Trustee written notice of a continuing Event of Default, (b) the holders of at least 25% of the aggregate principal amount of the Outstanding Notes have made a written request to the Trustee to pursue such remedy, and have offered the Trustee indemnity satisfactory to the Trustee against loss, liability or expense, (c) the Trustee does not comply with the request within sixty (60) days, and (d) the Trustee has received no contrary direction during such 60-day period from the holders of a majority Vote of the Outstanding Notes (Trust Indenture, Section 5.09).

       RESTRICTIONS ON BUSINESS ACTIVITIES. The Company has made certain covenants in the Trust Indenture that restrict its business activities and prohibit certain transactions by the Company. The Company has agreed, among other things, that it will not (i) sell or dispose of any part of the Trust Estate except as permitted under the Trust Indenture; (ii) incur any indebtedness secured by a security interest in the Assets constituting Collateral for the Noteholders; or (iii) pay any dividends on its capital stock so long as any Notes remain outstanding (Trust Indenture, Section 9.07).

       COMPANY'S RIGHT TO SUBORDINATE NOTEHOLDER DEBT. The Company may, upon notice to the Trustee, subordinate the lien of the Noteholders in the Collateral to the lien of a third party lender financing the acquisition of an Income Producing Asset, provided that no Note proceeds are used toward the purchase (Trust Indenture, Section 9.07).

       COMPLIANCE STATEMENTS AND ANNUAL ACCOUNTANTS' REPORTS. The Company will be required to file annually with the Trustee, officer's certificates as to fulfillment of its obligations under the Trust Indenture (Trust Indenture, Section 7.04).

       TRUSTEE'S ANNUAL REPORT. The Trustee will be required to mail each year to all Noteholders a brief report relating to its eligibility and qualifications to continue as the Trustee under the Trust Indenture, any amounts advanced by it under the Trust Indenture, the amount, interest rate and maturity date of certain indebtedness owing by the Company to the Trustee in its individual capacity, the property and funds physically held by the Trustee as such, the release of property subject to the lien of the Trust Indenture, and any action taken by it which materially affects the Notes and which has not been previously reported (Trust Indenture, Section 7.03).

       USURY LAWS. Assuming the Company will qualify the Notes for issuance under the California Corporations Code, the Notes will be exempt from the usury limitations under California law. Although the Company intends for California law to apply to the Notes, it is not always clear as to whether the state of residence of a non-California investor would apply in a particular transaction and it is possible that in such a case, the usury law of some other state might be deemed to apply to the loan transaction. In any event, the Company has made a covenant in the Trust Indenture that it will not assert usury as a defense to payment in any litigation regarding the Notes. (Trust Indenture, Section 3.15) It is unclear, however, if this covenant would be enforceable were the Company to enter into bankruptcy or receivership (See "THE TRUST INDENTURE--Usury Laws").

       SATISFACTION AND DISCHARGE OF THE TRUST INDENTURE.   The Trust Indenture
will be discharged, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption of all of the Notes. The duties of the Company to the Noteholders will cease upon such deposit (Trust Indenture, Section 10.04).

       THE TRUSTEE. First Security Bank National Association, 79 South Main Street, Salt Lake City, Utah 84111, will be the Trustee under the Trust Indenture for the Notes. The Company is obligated to pay the fees and expenses of the Trustee relating to the Notes. To secure the Company's payment of such fees and expenses, the Trustee has a lien prior to the Notes on the Trust Estate except any money held in trust to pay principal and interest on the Notes (Trust Indenture, Section 6.07).

                                   THE COMPANY


       FORMATION. AeroCentury IV, Inc. (the "Company"), a California corporation, was formed in February, 1997, pursuant to the California Corporations Code, as amended, and is the issuer of the Notes. The Company's principal executive offices are located at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010 and its telephone number is (415) 696-3900. The Company's fiscal year ends on December 31.


       OFFICES AND EQUIPMENT. The Company does not own any real estate. The administrative offices of the Company are located at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010. The Company will share this space with JMC and other Affiliates. All management of the Income Producing Assets portfolio and administration of the leases for its Equipment shall be performed by JMC on behalf of the Company. Therefore, the Company does not anticipate owning any equipment or furnishings whatsoever.

       LITIGATION. Neither the Company nor any of its Affiliates are involved in any litigation arising out of the conduct of their businesses.

       EMPLOYEES. With the exception of the officers of the Company who shall only devote so much of their time to the business of the Company as is necessary and who are also employees and officers of JMC and its Affiliates, the Company does not presently have any additional employees. All management of the Income Producing Assets portfolio and administration of Leases will be provided by JMC pursuant to the terms of the Management Agreement. The Company may in the future hire such employees as may be required.

       BUSINESS OBJECTIVES. The Company will use the proceeds of the Offering of Notes to purchase Income Producing Assets, primarily Equipment subject to Leases with third parties. The net proceeds from the Income Producing Assets will fund interest payments on the Notes and deposits to a sinking fund account established to facilitate repayment of principal of the Notes on their maturity (or such earlier time if the Company decides to make prepayments on the principal of the Notes). At the Maturity Date of the Notes, the Company will pay off the outstanding principal using proceeds of the resale of the Collateral and the Sinking Fund Account or through third-party lender refinancing.

                             BUSINESS OF THE COMPANY

ACQUISITION POLICIES

       GENERAL.  The Company intends to use the net proceeds from this Offering
to purchase Income Producing Assets.   The Company anticipates that these
assets will be Equipment, consisting mainly of aircraft, aircraft engines, aircraft parts or other transportation industry equipment subject to operating or full payout leases with third parties. The Company may also, however, acquire certain Financial Assets, such as indebtedness secured by Equipment and/or leases therefor, or income streams from Equipment Leases.

       JMC will select the Income Producing Assets, or interests therein, which the Company will acquire and will negotiate the terms of acquisition. For these services as well as others performed under the Management Agreement, for as long as the Company is in existence, JMC will receive a quarterly Management Fee calculated as 0.50% of the Aggregate Gross Offering Proceeds from this Offering received up through the end of the calendar quarter for which the fee is earned. JMC may engage one or more third parties, such as third-party brokers, to assist it in identifying assets for acquisition, and their fees will be included in the Adjusted Purchase Price to be paid by the Company. In such a case, however, it will be the responsibility of JMC to select from the assets identified by such a third party those specific assets which the Company will purchase.

       In seeking assets for acquisition and potential lessees, JMC and/or its agents will utilize pre-existing business contacts, other independent brokers, and trade publication advertisements. JMC is a member of several industry trade groups and may utilize its interaction with other industry participants in seeking business opportunities.

       The trade publication, Airfinance Annual 1994/95, listed approximately 300 aircraft leasing companies and approximately 200 banks and financing companies engaged in aircraft industry financing distributed over 40 countries. In January 1997, the trade publication, Flight International, reported that the return of confidence to the air transport industry gathered momentum during 1996, starting with the operating lessors, and was encouraged by signed of increasing lease rates. The Company intends to fill a niche within the aircraft finance industry. The Company believes that many major banks have backed away from aircraft finance even though the aircraft industry will continue to have substantial capital equipment financing requirements, and that financing through the Company will be one of the few sources for transactions
in the range of $10,000,000 or less.  Based on JMC's experience with     the
JetFleet Programs, management believes this market segment should provide the Company with a good selection of desirable acquisition criteria such as strong credits, rent guarantees, and residual value guarantees.

       CERTAIN CRITERIA. Among the factors JMC expects to examine in selecting Equipment are the history of the aircraft or aircraft engine model, the size and characteristics of the user base, airworthiness directive and service bulletin compliance, noise requirement compliance, and the age and maintenance history of any particular aircraft or equipment. JMC will attempt to obtain, where possible, from the seller of the Equipment acquired by the Company a residual value guarantee whereunder JMC can require the seller to repurchase, at JMC's option, the Equipment at a repurchase price, which when added to the lease rentals received from the lessee of the Equipment would result in a return of capital invested in the Equipment.

       EQUIPMENT. The Company may acquire aircraft, aircraft engines and aircraft spare parts and equipment inventories as part of its Equipment portfolio. In addition, the Company may use subscription proceeds to purchase appliances, parts, instruments, accessories and other equipment related to aircraft for installation on aircraft previously purchased by the Company. The Equipment acquired by the Company will be subject to Full Payout Leases or Operating Leases, either as result of an acquisition from an existing lessor, a sale-lease back transaction or a lease commitment obtained by the Company or any third party agent chosen by it. Because of JMC's experience and business contacts with the JetFleet Programs, the Company may continue to focus on de Havilland turbo-prop aircraft, although the Company will have no such obligation to do so and will have broad discretion in choosing assets. There are currently three different types of de Havilland turbo-prop aircraft in operation. The DHC-6, the DHC-7 and the DHC-8.

The de Havilland DHC-6 (Twin Otter) is a 20 passenger turbo-prop aircraft, with two Pratt & Whitney PT6A-27 engines. The Series 300 version of this type began operating in December of 1969. The Dash-7 is a 50 passenger aircraft, with Pratt & Whitney PT6A-50 engines. It is a "STOL" aircraft designed for short takeoffs and landings at city airports and airports having limited runway length or difficult approach conditions. Some of these aircraft are equipped with a cargo door which allows for an all-cargo or mixed passenger/cargo configuration. The Dash-8 can carry between 37 and 56 passengers. The Dash-8 Series 100 aircraft was introduced in 1984; the Dash-8 series 300 was introduced into scheduled traffic in 1989. The 200 Series started operating in 1995 and the Series 400 is planned to fly scheduled service beginning September 1997. The Dash-8 is powered by various versions of Pratt & Whitney engines.

       FINANCIAL ASSETS. Although the Company anticipates acquiring primarily Equipment subject to Leases, the Company may also acquire certain income-producing assets relating to Equipment such as participation in part or all of a loan secured by Equipment, Equipment Lease positions or other rights to rental income from the lease of Equipment. Generally, an investment in Financial Assets will not entail as many risks as a direct investment in Equipment, since the return on a Financial Asset will usually be dependent solely upon the receipt of repayment of indebtedness or payment of assigned lease rental streams by the Payer under the Financial Asset, and risks inherent in ownership of the underlying asset (e.g. a lesser than expected residual value) will not be borne by the Company. However, the obligations of a Payer under a Financial Asset may be secured by the Equipment underlying the Financial Asset, and if the Payer defaults, the Company's only remedy may be to foreclose upon, and succeed to the ownership of, the underlying asset and lease or remarket the asset. In such a case, the ability of the Company to make its anticipated return on the Financial Asset would be subject to the risks relating to ownership, leasing, resale and remarketing of Equipment discussed herein with respect to Equipment acquired by the Company. In addition, other creditors of the Payer may have claims to or liens on the Equipment, including claims of the seller of the Financial Asset to the Company.

       Before acquiring any Financial Asset, the Company will obtain an opinion of counsel (usually seller's) as to whether such Financial Assets would be deemed an "investment security" under the Investment Company of 1940 (the "1940 Act"). If such Financial Asset would be considered an "investment security" under the 1940 Act the Company will not acquire such asset, if it would cause over 40% of the Company assets to constitute "investment securities" and therefore subject the Company to regulation and registration under the 1940 Act.

       ADJUSTED PURCHASE PRICE. The Company will not acquire an interest in Income Producing Assets without first obtaining an appraisal of the subject Equipment from the Appraiser. The Adjusted Purchase Price of any Income Producing Asset purchased by the Company will not exceed its fair market value at the time of purchase as so appraised.

       The Adjusted Purchase Price includes all Chargeable Acquisition Expenses incurred in connection with the selection and purchase of the aircraft, such as legal and accounting costs, appraisal costs, travel and communication expenses and the like. JMC or an Affiliate may receive a brokerage fee for locating assets for the Company, provided that such fee is not more than the customary and usual brokerage fee that would be paid to an unaffiliated party for such a transaction; provided further that if the brokerage fee is paid by the Company, the Aggregate Purchase Price plus the brokerage fee shall not exceed the fair market value of the Income Producing Asset at the time of the purchase as Appraised by the Appraiser.

       In the event the investment in Equipment consists of the purchase of appliances, parts, instruments, accessories and other equipment related to aircraft which are to be installed on aircraft owned by the Company, the Adjusted Purchase Price shall be no greater than the greater of: (i) the fair market value of the installed equipment at the time of purchase; or (ii) the increase in fair market value of the asset on which such equipment is installed due to such installation, as determined by the Appraiser.

       UNDIVIDED INTERESTS IN ASSETS. Though the Company anticipates that it will be the sole owner of any Income Producing Assets it purchases, in the discretion of JMC, the Company may participate on a co-tenancy or partnership basis with others, through the use of a trust or otherwise. Such joint investments may be made in order to permit the Company to purchase an interest in an asset where it lacks sufficient funds to purchase the entire asset or in order to achieve greater diversity for the Company's portfolio. The co-tenants or partners under such arrangements may be non-Affiliated companies. Alternatively, JMC, its Affiliates or entities formed by them could participate in such joint investments (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES"). The Company may acquire Income Producing Assets jointly with Affiliates and/or non-Affiliates and may invest in a co-tenancy or partnership that owns assets similar to its own, provided the agreement between the co-investors does not authorize the Company to do anything as a co-investor with respect to the Income Producing Asset owned by the Company that the Company would not be permitted to do under the terms of the Trust Indenture.

       The investment by the Company in a joint investment venture which owns Income Producing Assets may involve risks not otherwise present. There is a risk that one of the Company's co-investor(s) might become bankrupt which could result in the court ordered sale of jointly-owned aircraft in the event that a court refused to enforce any rights of first refusal of the Company. If any lender obtains a security interest in the interest of a co-venturer, the lender may assert its position as a secured party in the event of a default by the co-venturer, in which event the Company might not be able to prevent that interest in the joint venture (or the jointly-owned aircraft itself) from being subject to foreclosure and sale by such lender. Additionally, the Company's co-owner may have economic or business interests or goals which are inconsistent with, or take actions which are contrary to, the business interests or goals of the Company. Though the Company will attempt to obtain the right to approve, as co-owner, any disposition, lease or other action with respect to an asset which it co-owns, no assurance can be made that the Company will control any joint venture to which it may become a party. In the event that more than one co-owner has veto rights, there will be a potential risk of impasse on decisions. Any joint venture would be subject to the various tax risks applicable to the Company, including the possible treatment of the joint venture as an association taxable as a corporation rather than as a partnership and the possible reallocation of the joint venture's profits and losses if the agreed upon allocation is not respected for federal income tax purposes.

       The Company will also attempt, wherever possible, to obtain a right of first refusal on the sale of a joint venturer's interest. However, even though the Company may have a right of first refusal with respect to the transfer of any interest in the joint venture, such a right might not be applicable in certain circumstances (such as the co-venturer's bankruptcy) or the Company might not have sufficient financing resources to exercise its right of first refusal. The Company may also be subject to a similar right of first refusal in favor of its co-venturers, which could inhibit the Company's ability to sell its interest.

       The JetFleet Programs have successfully purchased a number of assets on a tenants-in-common basis. In the event the Company makes a joint investment, to the extent practicable, it will attempt to insulate the Company's investment in a jointly-held asset. For example, the Company could require that any lender to a co-tenant be secured only by the undivided interest owned by the co-tenant, or that foreclosure remedies by such lender only be exercised after the Company has had the right to cure the co-tenant's default.

       PURCHASES FROM JMC OR AFFILIATES. The Company may purchase Income Producing Assets or interests therein from JMC or its Affiliates. In some cases, JMC or its Affiliates may purchase an Income Producing Asset or interests therein, and hold title to it on a temporary or interim basis for the purpose of facilitating the subsequent acquisition of an Income Producing Asset by the Company or the borrowing of money or obtaining of financing for the Company. Any purchase of Income Producing Assets from JMC or its Affiliates will be made only if the Company determines that (i) such arrangements are in the best interests of the Company; (ii) the Income Producing Asset or interest therein is purchased by the Company for a price no greater than the appraised fair market value of the Income Producing Asset as determined by an independent appraiser; and (iii) in the case of assumption of loans there is no difference in interest terms of the loans secured by the Income Producing Asset, or the interests therein, at the time acquired by JMC or its Affiliates and the time acquired by the Company; and (iv) no compensation is paid to JMC or its Affiliates by the Company for such transactions to JMC or its Affiliates apart from the compensation referred to in "THE MANAGEMENT COMPANY AND ITS AFFILIATES--Compensation of the Management Company and Its Affiliates."

       LEVERAGE. In the discretion of JMC, the Company may incur indebtedness in connection with the acquisition of Income Producing Assets or interests therein. The Company might also incur indebtedness for such activities as the future repair, upgrade, modification, maintenance, refurbishment, reconditioning or reconfiguration (including compliance with Stage 3 noise abatement standards) of the Equipment if JMC in its discretion deems such activity necessary or desirable to enable the Company to re-lease or sell the Equipment (See "REGULATORY CONCERNS" below). Borrowing might also be used to fund the storage or handling of Equipment after the expiration of their leases, the payment of other costs not paid by the lessees of the Equipment, the exercise of rights of first refusal granted to the Company under joint venture agreements to acquire interests in Equipment, or the performance of any obligations of the Company under the terms of any leases or to satisfy regulatory requirements.

       The Company may refinance Equipment and use the refinancing proceeds to repay the Noteholders. If the refinancing proceeds are not sufficient to retire all of the Notes, the noncancelable rental payments under the lease for the refinanced Equipment must be sufficient to pay the loan entirely.

       The precise amount borrowed by the Company, if any, will depend, in part, upon the particular Equipment and lease and the creditworthiness of the lessee (in the case of a collateralized loan), the availability of financing generally, the interest rates and borrowing costs incurred by the Company and other factors. Any borrowing will be nonrecourse to the Noteholders.

       JMC anticipates that any indebtedness incurred by the Company will bear interest at fixed rates, although such rates may vary and be based on a "prime rate." If interest rates are variable, an increase in interest rates will increase borrowing costs and reduce the amount of cash available for distribution.

       Though not likely or anticipated, it is possible that the Company will acquire debt which will not provide for amortization of the entire principal amount prior to its maturity. The unamortized portion of such debt will be payable on maturity, which will generally coincide with the expiration of the lease of the Equipment securing the loan. Such debt involves greater risks than debt amortized over the term of the loan, since the ability of the Company to repay the outstanding principal amount of the loan at maturity may be dependent upon the Company's ability to obtain adequate refinancing which, in turn, will be dependent upon economic conditions in general and the financial condition of the Company and the value of the underlying Equipment in particular.

       Borrowing by the Company likely will be secured by the Income Producing Asset acquired, repaired, refurbished or upgraded with the use of the loan proceeds and by the proceeds derived from the leasing or sale of such Equipment. Borrowing may be on either a recourse or a nonrecourse basis to the Company. Typically, in the case of a nonrecourse loan, the lender would be repaid from revenue obtained from leasing or sale of the subject Income Producing Asset. In the case of a loan not secured by any particular assets, it is anticipated that the loan would be recourse to all of the revenues of, and assets (including all Equipment) owned by, the Company.

       JMC does not anticipate that it or any of its Affiliates will lend funds to the Company. If any such loans are made, however, they would be made at a rate of interest and for such charges or fees as would be charged by unrelated lending institutions on comparable loans for the same purpose in the same geographic area.

       Any indebtedness of the Company incurred in connection with the Collateral will either be unsecured or, if secured by the Collateral, such security interest will be subordinated to the Noteholder's lien in the same assets.

LEASES

       All leases of Equipment by the Company will be Triple Net Leases which require the lessees to pay all costs of aircraft maintenance, insurance and taxes; however, under current market conditions, the allocation of certain costs of complying with regulatory directives issued by the Equipment manufacturer, or any other governmental agency having jurisdiction over the operation of the Equipment (such as the FAA in the case of aircraft) may be subject to negotiation.

It is the intention of JMC to cause the Company to obtain and maintain, as an operating cost, "excess" hull insurance on its aircraft equipment. The need for such insurance would arise if the fair market value of an Equipment acquired by the Company is greater than the value which the lessee has been required to insure under such lease. It is not anticipated that the cost of such insurance will adversely affect the operating results of the Company significantly.

       Equipment leases may be categorized generally into two types: Operating Leases and Full Payout Leases. Operating Leases are leases under which the lessor receives aggregate rental payments in an amount that is less than the purchase price of the Equipment and related acquisition costs. Full Payout Leases are leases under which the noncancelable rental payments due during the initial term of the lease are at least sufficient to recover the purchase price of the Equipment and related acquisition costs. The Company imposes no limitations with respect to the value or number of Equipment which must be leased under either Operating Leases or Full Payout Leases. Therefore, there can be no assurance as to the Company's actual mix of Operating Leases and Full Payout Leases during the entire term of the Company.

       Under Full Payout Leases, the cost of complying with regulations (including airworthiness directives issued by the FAA or any other government agency having jurisdiction) generally is borne by the lessee. Although in the past, lessees under Operating Leases typically bore such costs, under current market conditions, the allocation of such costs (which may include compliance with noise abatement standards) may be the subject of negotiation. Certain of the leases of the Equipment purchased by the Company may have specific restrictions regarding the costs associated with compliance with regulatory requirements, such as FAA airworthiness directives in the case of aircraft. If the Company, as the lessor, is responsible for all or a portion of the costs associated with compliance with regulatory directives, no assurance can be given that the cost of such compliance will not be significant.

       It is anticipated that all leases of Equipment will provide that the lessee thereunder will be required to (i) maintain, inspect, service, repair, overhaul and test the Equipment in accordance with the applicable regulations of governing regulatory bodies, such as the Federal Aviation Administration, so as to keep the Equipment in good standing at all times under the rules of the regulatory authority (such as the FAA or if the Equipment is being operated in a foreign country the applicable regulations of the aviation authority in that country, provided such regulations are substantially similar to those of the
FAA); and (ii) maintain all records, logs and other materials required to be maintained in respect of such Equipment by the regulatory authority. It is anticipated that all leases will provide that the lessee thereunder will (i) promptly furnish to lessor such information as may be required to enable lessor to file any reports to be filed by lessor with any governmental authority because of lessor's ownership of the Equipment; and (ii) ensure that the Equipment shall not be maintained, used or operated in violation of any law, rule, regulation or order of any government or governmental authority having jurisdiction (domestic or foreign), or in violation of any airworthiness certificate, license or registration relating to such Equipment issued by any such authority.

       The Company anticipates that a lessee of Equipment will insure the Equipment against risk of loss and the Company against third party liability claims, although there is no assurance that all Equipment will be so insured against all risks. There are certain categories of risk of loss which may be or may become either uninsurable or not economically insurable, such as war, earthquakes and floods. The Company may permit a lessee to self-insure against such casualties, upon determination that such lessee has the financial ability to do so without unreasonable risk to the Company. An uninsured loss with respect to the Equipment or an insured loss for which insurance proceeds are inadequate, would result in a possible loss of invested capital in and any profits anticipated from such Equipment. With respect to third party liability, under common law, the owner of transportation equipment may be held liable for injuries to passengers or damage to property, and the amount of such liability can be substantial. However, with respect to aircraft Equipment, the United States Aviation Act provides that a lessor of aircraft will not be liable for any injury, death or property damage caused by the aircraft if the lessor was not in actual possession or control of the aircraft at the time of the accident. Because there is little case law interpreting this federal law, there can be no assurance that the law will fully protect the Company from all liabilities in connection with any injury, death, damage or loss that may be caused by the Equipment. For example, the law may not preempt state law with respect to liability for third-party injuries arising from a lessor's or owner's own negligence. Additionally, those provisions of the Aviation Act are not available to any aircraft Equipment that is not United States registered.

       In addition, under most aircraft leases, the lessee may (i) subject the aircraft to normal interchange agreements (i.e., temporary borrowing of equipment or components) with other FAA-certified air carriers; (ii) remove an engine from aircraft and install it on an airframe owned or leased to the lessee (so long as such aircraft is free from certain liens); (iii) enter into a "wet lease" (i.e., with crew and services provided by the lessee of aircraft to other air carriers in accordance with normal industry practice); (iv) sublease the aircraft to United States air carriers and/or a selected, specified group of foreign air carriers; (v) transfer possession of the aircraft to any agency of the United States government; or (vi) deliver possession of the aircraft to the manufacturer for testing, service, maintenance and repair. Under most aircraft leases, the rights of any permitted transferee are subject and subordinate to all of the lessor's rights under, and all of the terms of, the lease, including the lessor's right to repossess the equipment, and the lessee remains primarily obligated under the lease. If a permitted transferee becomes insolvent or files for bankruptcy, the lessee would remain primarily liable for continued rent payments to the lessor under the lease, as well as for the due performance of all of its other obligations under the lease. The lessor's ability to repossess the aircraft from the permitted transferee, however, may be restricted by applicable insolvency and bankruptcy laws, as well as by the laws of a foreign country if the permitted transferee is a foreign air carrier (See "BUSINESS OF THE COMPANY--LESSEES" below).

       The terms of the particular leases to which an Income Producing Asset is subject will be extremely important in ensuring an adequate lease payment stream and in limiting uncovered costs. In order to achieve an acceptable lease rental rate, the Company may agree in return to accept certain undesirable features, such as relatively short initial terms or renewal options or repurchase options at rental rates or sales prices that may be below fair market value at the time of renewal or sale. Leases with government contractors may be subject to the government budget process, and if funding is not approved or appropriated for such lease, the obligations of the contractor to lease the plane from the Company may be extinguished without any compensation for such early termination from the contractor.

       It is possible that the Company will acquire Equipment subject to a lease agreement that is conditioned upon the lessee's acceptance of the Equipment. In such situations, there is a risk that the Equipment will not be accepted by the lessee. The Company will not acquire Equipment in such situations without a right of recourse to the selling party for any losses caused by the lessee's nonacceptance, but there may be a risk that the selling party will not be able to meet its obligation to cover such losses.

LESSEES


       No Equipment or interests in Equipment (including Financial Assets) will be purchased by the Company unless the lessee under the lease for the Equipment or the obligor under the Financial Asset (the "Payer") (or the parent of the Payer, if the parent is responsible for the Payer's obligations under the lease or if the Payer is a principal operating subsidiary of the parent) is deemed to be creditworthy by JMC's credit review committee, consisting of Neal D. Crispin, Toni M. Perazzo and Marc J. Anderson (See "MANAGEMENT" below). The credit review committee will evaluate the Payer's (or its parent's) net worth, liquidity, debt burden, credit rating, payment history and other financial factors. JMC will use the credit ratings assigned to the Payer by nationally recognized credit rating agencies, to the extent such credit ratings are available. If no rating by a nationally recognized credit rating agency is available, JMC will rely upon its own evaluation of the Payer's credit position, using the financial information available as to the Payer and such credit information as is available from banks, industry sources and others. In some circumstances, credit enhancements may be available such as guarantees by others of the Payer's performance or rent deposits. In order to provide flexibility to allow JMC to take advantage of attractive acquisition and leasing opportunities, JMC will not be limited by specific guidelines in approving potential Payers. The Company may even, in some cases, acquire Income Producing Assets whose Payers may be in bankruptcy or other reorganization proceedings, if the return is sufficiently attractive relative to other available transactions and JMC deems the risk of default to be reasonable in light of the business circumstances.

       JMC has broad flexibility with regard to the potential lessees that it will accept on behalf of the Company. There can be no assurance that the lessee's creditworthiness will not deteriorate or that the lessee will fully perform its payment obligations under the lease, particularly in view of the financial difficulties experienced by a number of airlines following deregulation of the airline industry. The risk that a lessee will fail to perform payment obligations under its lease may be substantially increased if the lessee is acquired or subject to a leveraged buyout or other corporate restructuring that substantially increases the debt burden of such lessee, as has been common among airlines in the past.

       If a lessee enters bankruptcy, it is quite possible that even though the lessee's lease payments cease, the Company may be deprived of possession of the Equipment and therefore unable to mitigate the harm by re-leasing or reselling it. Even if the Company is able to repossess its Equipment following a lessee's bankruptcy, the Company would then have to re-lease or sell the Equipment at a time that might not be opportune, thus resulting in the loss of anticipated revenues, incurring of additional expenses and the inability to recover the Company's investment in the Equipment. Leasing Equipment to foreign lessees may involve additional risks. For example, use of different accounting or financial reporting practices in foreign countries may make it difficult to judge accurately the creditworthiness of lessees from those countries. In addition, it may be difficult or impossible for the Company to obtain or enforce judgments against any foreign lessees in the event they default under the leases.

       Lessees of the Equipment may operate the Equipment outside the United States, may be foreign carriers or may sublease the Equipment to foreign carriers. In such cases, the Equipment may be subject to the regulations of other countries regarding registration, maintenance, noise control, liability of aircraft owners and lessors and other matters. Compliance with these regulations could be costly (See "BUSINESS OF THE COMPANY--REGULATORY CONCERNS"). Moreover, foreign jurisdictions may confiscate or appropriate Equipment without paying adequate compensation.

       The use and operation of Equipment in a foreign jurisdiction will be subject to the laws of that jurisdiction, which may impose unanticipated taxes on the ownership of the Equipment or the income derived from the Equipment. Foreign registries may permit the recordation of liens which would cloud title or may omit record liens or charges permitted under the laws of such countries. There is also a risk that the records maintained for the Equipment abroad might not be adequate to permit transfer to title registration. The Company may also be subject to risks associated with fluctuations in the value of currencies if Equipment sales and leasing transactions are not denominated for payment in United States dollars. Moreover, many foreign countries have currency and exchange laws regulating the transfer of currencies, and such laws may preclude a foreign lessee from making payments to the Company in United States dollars.

REMARKETING

       GENERAL. Following the expiration of each initial lease for Equipment purchased by the Company and any subsequent lease entered into by the Company, the Company will seek to remarket the Equipment; that is, the Company will seek either to extend the existing lease (or re-lease the Equipment to the same lessee), re-lease the Equipment to a new lessee, or to sell the Equipment.

       The Company, as lessor, consequently will bear the risks associated with the inability to obtain renewal or new leases or to sell the Equipment subject to such leases. The success of the Company will depend on, among other things, the quality of the equipment purchased, the quality and level of maintenance and repairs by lessees, the timing of the purchases by the Company, and the Company's ability to anticipate technological advances and regulatory requirements concerning such Equipment. Further, in order to ensure that Equipment is suitable for re-lease or sale, the Company may be required to spend substantial sums to recondition or reconfigure the Equipment and may be required to borrow funds for that purpose.

       The Company's successful negotiation of lease extensions, re-leases and sales may be critical to its ability to achieve its financial objectives, and will involve a number of factors. In the first instance, ability to re-lease or resell Equipment at acceptable rates may depend on the demand and market values at the time of re-lease or resale. The

Company anticipates that the bulk of the Equipment it acquires will be used aircraft equipment. The market for used aircraft is cyclical, with the demand for and resale value of many types of older aircraft recently being depressed by such factors as airline financial difficulties and increased fuel costs, the number of new aircraft on order and the number of older aircraft coming off lease. Depression of resale values for particular aircraft is also increased by the adoption of expensive, government-mandated maintenance programs for older aircraft (See "BUSINESS OF THE COMPANY--REGULATORY CONCERNS--Safety Requirements" below). The Company's expected concentration in a limited number of aircraft and aircraft engine types subjects the Company to increased economic risks if those aircraft and aircraft engine types should decline in value. Future changes in oil prices, or in expectations concerning future oil prices, may affect significantly the demand for and value of the Company's Equipment. Higher oil prices would increase the operating costs of less fuel efficient aircraft, adversely affecting the aircraft's market value. In the past, high oil prices have resulted in a slowdown of passenger growth rates. The resale value of particular aircraft could also be adversely affected by technological changes, including developments improving fuel consumption, aircraft speed and noise control. In addition to general market factors, the residual value of a specific aircraft will be affected by the past use of the aircraft, particularly its number of cycles (take-offs and landings), and the condition of the aircraft at the time of re-lease or sale. Because the Company expects to acquire used Equipment, the risks involving older aircraft may be applicable to the Company. Due to the uncertainties involving these and other demand factors, there can be no assurance that there will be demand for the Equipment on commercially acceptable terms at the termination of the leases for the Company's Equipment. The Company will attempt, wherever possible, to obtain a residual value guarantee from the seller of Equipment, whereunder the seller guarantees repurchase of the Equipment at a price, when added to the lease rental revenue received from the lessee, which results in a return of the Purchase Price plus the Company's initial costs therefor.

       Demand for lease or purchase of the Income Producing Assets depends on the economic condition of the airline industry, which is currently depressed. The state of the economy, uncertain traffic levels and intense route and fare competition, among other factors, have adversely affected economic conditions in the airline industry. Several commercial airlines in recent years have declared bankruptcy or have been forced to suspend, cease or consolidate operations due to financial difficulties. Liquidation of the fleet of any major commercial airline would have a substantial adverse effect on the demand for and residual values of all aircraft and aircraft engines.

       REMARKETING ARRANGEMENTS. Under the Management Agreement, JMC has overall responsibility for the management and remarketing of the Company's Equipment. JMC may charge the Company a remarketing fee, provided that such fee is not more than the customary and usual brokerage fee that would be paid to an unaffiliated party for such a transaction. JMC may also use the services of third party brokers in remarketing the Equipment. No arrangements with such brokers have been entered into with respect to the Company's Equipment.

       SALE OF ASSETS. JMC generally will have the authority to sell or otherwise dispose of Income Producing Assets on behalf of the Company. The ability of the Company to dispose of its interest in Equipment may be restricted to some extent where it holds a partial interest in an asset in which other Persons own interests as well (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--Investment With Other Entities"). In considering whether to sell a particular Equipment, JMC will evaluate, among other things, the current and potential earnings of the Equipment, conditions in the market for lease and sale of the Equipment and the future market outlook. JMC will have complete discretion in determining the conditions of the sale of an asset, including the sale of all or substantially all of the assets of the Company.

       JMC anticipates that most Equipment sales will be made on an all-cash basis, although purchase-money financing might be considered. Due to tax and other considerations, it is unlikely any sale would be made on the installment method. Beginning May 1, 2003, all net resale proceeds with respect to the Collateral will be placed in the Sinking Fund Account.

REGULATORY CONCERNS

       The use, maintenance and ownership of certain types of Equipment are regulated by federal, state and/or local authorities which may impose restrictions and financial burdens on the Company's ownership and operation of Equipment and, accordingly, affect the profitability of the Company. Changes in government regulations or industry standards, or deregulation, may also affect the ownership, operation and resale of Equipment. Equipment acquired by the Company may be registered in countries other than the United States and will likely operate in international and foreign territories. Accordingly, such Equipment may be subject to the risk of adverse future economic, political and governmental actions in the countries in which such Equipment is registered or operated, including the risk of foreign expropriation and the risk of loss arising from war. In addition, certain types of Equipment (such as aircraft) are subject to extensive safety and operating regulations by governmental agencies and/or industry organizations. Such agencies or organizations may require modifications or capital improvements to items of Equipment which may result in the removal of such Equipment from service for a period of time or significant capital expenditures.

       EQUIPMENT REGISTRATION. Certain types of equipment are subject to certain registration requirements. Registration with the Federal Aviation Association ("FAA") is required for the operation of aircraft within the United States. Failure to register or loss of such registration regarding such Equipment could result in substantial penalties, the premature sale of such Equipment and the inability to operate and lease the Equipment.

       All aircraft operating in the United States are required to register with the FAA under the Aviation Act, except under special circumstances not anticipated to be applicable to the Company. Under the Aviation Act, except in special circumstances, it is unlawful to operate an unregistered aircraft in the United States. Subject to certain limited exceptions, the Aviation Act requires that the aircraft be owned by a Citizen of the United States or by certain other entities which meet certain other criteria. The term "Citizen of the United States" is defined in the Aviation Act to include a corporation of which at least 2/3 of the directors and executive officers are individuals who are citizens of the United States and no more than 25% of the holders of voting interests in the corporation are foreign citizens. To protect the Company against the risks of deregistration, the Company will not accept subscriptions from foreign investors if it would cause the Company not to be deemed a Citizen of the United States.

       AIRCRAFT NOISE ABATEMENT. Pursuant to the Noise Control Act of 1972 and the Aviation Safety and Noise Abatement Act of 1979, the FAA has promulgated a series of regulations designed to control and abate aircraft noise. The FAA regulations referred to above address certification requirements and prescribe operating noise limits and related requirements that apply to operation of civil aircraft in the United States. Noise level restrictions are classified as Stage 1, 2 and 3, with Stage 3 currently being the most restrictive. Stage 3 restrictions currently apply only to types of aircraft initially certified after 1975. Though the Company anticipates purchasing Equipment that comply with Stage 3 requirements, it will not be restricted from doing otherwise.

       State legislatures and other governmental bodies, as well as some airport authorities, have adopted or considered noise reduction measures, including restrictions on use or operation of, and restrictions on, types of aircraft. The United States Department of Transportation has encouraged airport authorities to develop noise abatement plans and submit them to the FAA for review and consideration of their uniformity, lawfulness and nondiscriminatory nature. In the absence of such a policy, regulations restricting the use of airports or requiring modification of equipment or substitution of aircraft, particularly state or local regulations which vary in uniformity, could increase operating costs or affect the choice of aircraft by operators, and, therefore, could adversely affect the profitability of the operations of the Company.

       SAFETY REQUIREMENTS. In addition to registration, the FAA imposes strict requirements governing aircraft inspection and certification, maintenance, equipment requirements, general operating and flight rules (including limits on arrivals and departures), noise levels and certification of personnel and record-keeping in connection with aircraft maintenance. FAA regulations establish standards for repairs, periodic overhauls and alterations and require that the owner or operator of an aircraft establish an airworthiness inspection program to be carried out by certified mechanics qualified to issue an airworthiness certificate. No aircraft of the Company may be operated without a current airworthiness certificate (See "LEASES" for a description of the allocation of costs of compliance with such regulations between lessees and lessors). In addition, United States airlines have recently been subjected to heightened surveillance by the Department of Transportation to determine economic fitness as it relates to airline safety.

       The Company, as the owner of Equipment, will bear the ultimate responsibility for complying with federal regulations, although the Company anticipates that lessees generally will be responsible for compliance under the Triple Net Leases, except that certain items (including compliance with noise abatement standards and increased regulatory requirements, if any, such as those referred to above) may be the subject of negotiation and, therefore, may become the responsibility of the Company (See "LEASES" above). Any increases in those costs, and the uncertainty as to the amounts of future costs in a changing regulatory environment, may decrease the value of the Equipment and reduce the amount realized by the Company upon re-lease or sale. Changes in government regulations such as the ones referred to above which occur subsequent to the Company's acquisition of Equipment may increase the cost and other burdens of complying with such regulations, may reduce the Company's Cash Flow and may adversely affect the re-lease or resale value of its Equipment. The burdens of complying with these regulatory requirements may be lessened in some situations in which aircraft or engines are used in countries with less stringent regulations, although such use may entail other economic risks (See "BUSINESS OF THE COMPANY--LEASES").


                                   MANAGEMENT

       OFFICERS AND DIRECTORS OF THE COMPANY. The sole director of the Company is Mr. Neal D. Crispin.


       Directors are elected by the sole Common Shareholder of the Company, JetFleet Management Corp., at each annual meeting of the shareholders and serve until their successors are elected and qualified at the next such meeting. Directors, advisory board members, and officers of the Company will not receive compensation of any kind for their services to the Company. In calendar year 1996, Neal Crispin, Marc Anderson and Frank Duckstein received an annual salary from JMC of $47,500, $109,650 and $51,200, respectively. JMC pays its advisory board members $1,000 for each meeting attended.


       The officers of the Company are Mr. Neal D. Crispin, President, Mr. Marc
J. Anderson, Chief Operating Officer, and Mr. Frank Duckstein, Vice President. Officers serve at the discretion of the board of directors of the Company.


       MR. NEAL D. CRISPIN, PRESIDENT AND DIRECTOR, age 51, President and a director of CMA Consolidated, Inc. ("CMA"); the Chief Executive Officer and a director of its wholly-owned subsidiaries, Capital Management Associates founded in 1983, and CMA Capital Management; and Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors of CMA Capital Corporation. He is also a general partner of JetFleet I and JetFleet
II. Mr. Crispin is also President and a Director of JMC. Prior to forming CMA, Mr. Crispin was vice president-finance of an oil and gas company. Previously, Mr. Crispin had been associated with Arthur Young & Co., Certified Public Accountants, as a manager. Prior to joining Arthur Young & Co., Mr. Crispin served as a management consultant, specializing in financial consulting. Mr. Crispin is the husband of Toni M. Perazzo, a Director and Officer of JMC. He received a Bachelors Degree in Economics from the University of California at Santa Barbara and a Masters Degree in Business Administration (specializing in Finance) from the University of California at Berkeley. Mr. Crispin, a certified public accountant, is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Crispin will devote such time to the affairs of the Company as is necessary to carry out his duties to the Company, which is expected to require at a minimum approximately 25% of his work hours.


       MR. MARC J. ANDERSON, age 60. Mr. Anderson is in charge of portfolio management and aircraft marketing and financing. Prior to joining the Company in 1994, Mr. Anderson spent seven years as Senior Vice President Marketing for PLM International, a transportation equipment leasing company which is also the sponsor of syndicated investment programs. While at PLM, he established the company's first aircraft marketing group, closing in excess of 150 aircraft transactions representing over $400 million. He was responsible for the acquisition, modification, leasing and remarketing of all aircraft. During his tenure, Mr. Anderson had an average aircraft on-lease record of 96%. From 1983 until 1985, Mr. Anderson served as Contract Administrator for Fairchild Aircraft Corp., and from 1981 to 1983, he served as Director of Aircraft Sales for Fairchild SAAB Joint Venture. From 1979 until 1981, Mr Anderson was Vice President, Contracts for SHORTS Aircraft USA, Inc. In these positions, he was responsible for customer contracting, negotiation and documentation of sales agreements and leases and obtaining debt and lease financing. Prior to that, Mr. Anderson was with several airlines in various roles of increasing responsibility. Mr. Anderson is also Chief Operating Officer. Mr. Anderson will devote such time to the affairs of the Company as is necessary to carry out his duties to the Company which is expected to regain at a minimum approximately 50% of his work hours.



       MR. FRANK DUCKSTEIN, VICE PRESIDENT, age 44. Mr. Duckstein is in charge of market development and remarketing of aircraft portfolios. Prior to joining the Company, Mr. Duckstein spent five years as Director of Marketing for PLM International, a transportation equipment leasing company. While at PLM, he was responsible for sales and remarketing, market research and development, both domestically and internationally, of PLM's corporate and commuter aircraft, as well as their helicopter fleet. Previously, he was with the following international and regional airlines operating within Europe and the U.S. with responsibility for operation, market development and sales:
Aeroamerica (Berlin, Germany) 1976-1979; Air Berlin (Berlin, Germany) 1980-1983; Direct Air (Berlin, Germany) 1983-1985; and Pacific Air Express (Millbrae, CA) 1986-1996; Mr. Duckstein attended the Technical University of Berlin, majoring in Economics. Mr. Duckstein will devote such time to the affairs of the Company as is necessary to carry out his duties to the Company which is expected to regain at a minimum approximately 75% of his work hours.


       THE MANAGEMENT COMPANY. JMC, the holder of 100% of the Common Stock of the Company, is the Management Company under the Management Agreement. The directors and executive officers of JMC are also the directors and executive officers of the Company. JMC was incorporated in January 1994 (See "THE MANAGEMENT COMPANY AND ITS AFFILIATES").

       Pursuant to the Management Agreement, the Management Company will be responsible for the management and operation of the business of the Company. JMC is responsible for most management decisions and will have responsibility for supervising the Company's day-to-day operations, including compliance with legal and regulatory requirements, and will be responsible for cash management and communications between the Company and the holders of Notes. The Management Agreement authorizes JMC, in its sole discretion, to acquire, hold title to, sell, lease, re-lease or otherwise dispose of the Income Producing Assets or any interest therein on behalf of the Company when and upon such terms as JMC determines to be in the best interests of the Company.

       THE SALES AGENT. The Sales Agent is an NASD broker-dealer. Pursuant to a Sales Agency Agreement, a copy of the form of which is included as an exhibit to the Registration Statement for this offering (See "AVAILABLE INFORMATION"), the Sales Agent has agreed to act as the managing underwriter of this Offering. For a description of certain terms of that agreement and the compensation to be received by the Sales Agent in connection with the Offering, see "PLAN OF DISTRIBUTION."

       THE TRUSTEE. First Security Bank, National Association, will serve as Indenture Trustee for the Noteholders.

                    THE MANAGEMENT COMPANY AND ITS AFFILIATES

       JMC is an Affiliate of the corporate general partner of JetFleet I and JetFleet II, two publicly-offered limited partnership programs, and is the parent corporation of JetFleet III, a California corporation. Each of these syndicated entities is engaged in the same business as proposed to be conducted by the Company, and collectively they have raised approximately $63 million in aggregate syndication offering proceeds. JMC manages the assets of those partnerships on behalf of their general partner. Affiliates of JMC, Capital Management Associates and CMA Management Group, Inc. (collectively "CMA"), have acted as sponsors or administrators or in various other capacities with respect to 40 equipment leasing programs, consisting of 28 trust programs and 12 limited partnership programs involving in the aggregate approximately $224 million of computer and related equipment, virtually all of which was purchased by the programs as used equipment (after the equipment had been placed in service by lessors pursuant to then-existing leases). None of these programs has involved aircraft. In the case of each of these programs, interests in the programs were sold to investors pursuant to private offerings. With respect to the vast majority of these offerings, the Sales Agent has acted as the dealer manager. In addition, CMA has arranged and participated in separate equipment leasing transactions with corporations, involving approximately $1 billion of equipment.

THE MANAGEMENT COMPANY

       The holder of 100% of the Common Stock of the Company is JetFleet Management Corp., a California corporation. JMC is also the management company for the Company pursuant to the Management Agreement between JMC and the Company.

       JMC will have ultimate responsibility and authority for the selection of Income Producing Assets to be acquired by the Company and the leasing, re-leasing and/or subsequent sale of the Income Producing Assets. JMC will have control over, among other things, the negotiation and execution of lease agreements for the Equipment, payment of operating expenses, review of compliance by the Payers with their obligations under the leases or loan agreements, as applicable (including performance of maintenance, the payment of insurance and taxes and compliance with all regulatory requirements), the recovery of possession of Income Producing Assets in the event of a default, foreclosure on collateral securing Financial Asset obligations of Payers and the exercise of other appropriate remedies under the terms of the leases or loan agreements, and all other matters relating to the purchase, lease, use and ownership of the Income Producing Assets. JMC will also be responsible for instituting and prosecuting legal proceedings in the name of the Company.

       JMC has the right, under the Management Agreement, to employ such persons, including under certain circumstances Affiliates of JMC, as it deems necessary for the efficient operation of the Company.

       In addition to sponsoring investment entities such as the Company, JMC also engages or will be engaged in other business activities involving Equipment. JMC intends to build a significant volume of aircraft assets managed and leased for its affiliates and for its own account, growing from the current base of assets owned by the JetFleet Programs, the Company and subsequent investment programs to over $100 million of assets over the next two to three years. Asset management involves several activities: remarketing owned aircraft, lease origination, and buying and selling assets. In addition, JMC will be developing an aircraft marketing business in two ways: first, by supporting the acquisition and remarketing of its existing base of assets managed and leased; and second, by providing a profitable remarketing and sales service to unaffiliated owners, lessors, and lessees of aircraft. Finally, JMC intends to engage in Equipment financing, focusing on financing assets that are difficult to finance utilizing conventional techniques.

       Set forth below is a table showing the beneficial ownership of directors, officers and principal officers of JMC.

                         TABLE OF BENEFICIAL OWNERSHIP
                          OF JETFLEET MANAGEMENT CORP.




                                              Class and No. of
                                                Shares Owned
  Name of JMC Stockholder               Beneficially and of Record    Percent of Class (1)
  -----------------------               --------------------------    --------------------
Neal D. Crispin, President &                    206,600
Chairman of the Board of JMC                    Common                   76.67%

Toni M. Perazzo, Vice President-                30,000                   11.13%
Finance, Secretary and Director of              Common
JMC

Marc J. Anderson, Chief Operating                5,000                   1.86%
Officer of JMC (2)                              Common

All directors and officers of JMC               241,600                  89.66%
                                                Common



--------------------------

(1) Based on 264,456 outstanding shares of Common Stock and an aggregate of 5,000 shares of Common Stock issuable under currently exercisable options (or options exercisable within 60 days of the date of this Prospectus).

(2) Consists of 5,000 shares of Common Stock issuable under currently exercisable options (or options exercisable within 60 days of the date of this Prospectus).

       FIDUCIARY DUTY. Under California law, JMC will be accountable to the Company and its shareholders as a fiduciary, due to its status as a promoter and as sole voting shareholder of the Company, and consequently must exercise good faith and integrity in handling the affairs of the Company. Noteholders that have questions concerning the duties of JMC, as a promoter and controlling shareholder, should consult with their counsel.

       In addition, the Management Agreement between JMC and the Company requires that JMC devote such time as may be necessary for the proper performance of its management duties and shall use its best efforts to carry out the purposes of the Company and shall manage the affairs of the Company to the best of its abilities.

       JMC may not be liable to the Company or the Noteholders for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence since provision has been made in the Management Agreement for the exculpation of JMC. The Management Agreement also provides for indemnification of JMC by the Company for liabilities incurred in dealings with third parties on behalf of the Company. To the extent the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore, unenforceable.

       The Noteholders' interests will also be protected by the provision of the Trust Indenture under which the Notes will be issued, which provides the Noteholders certain rights and contains certain covenants and prohibitions of the Company for the benefit of the Noteholders which will be enforced by the Indenture Trustee (See "THE TRUST INDENTURE").

       JMC COMPENSATION. For as long as the Company is in existence, JMC is entitled under the Management Agreement to receive a quarterly fee (the "Management Fee") of 0.50% of the Aggregate Gross Offering Proceeds received by the Company in the Offering through the end of the quarter in which such fee accrues (Management Agreement, Section 6). JMC and/or its affiliates may also receive reimbursement for accountable general administrative expenses payable to unaffiliated third parties incurred in connection with the administration and management of the Company. Under the Trust Indenture, payment of the Management Fee is subject to the prior payment of any amounts owing on the Notes or to the Trustee. The Management Fee is intended to compensate and reimburse JMC for management of the Company's Income Producing Assets and administering the leases for such equipment. The Management Fee will also compensate JMC for furnishing quarterly and annual statements to the Company and the Trustee with respect to rental collections and resale proceeds, and generating information necessary for the Company to prepare all federal and state income tax returns. In addition, JMC will receive a Organization and Offering Expense Reimbursement to cover expenses for registration, legal counsel, accounting services, printing, trustee services, marketing (including advertising and assisting participating brokers) and other miscellaneous costs and expenses and allocated general administrative and overhead expenses relating to the organization of the Company and the Offering borne by JMC. JMC and/or its Affiliates may also receive a brokerage fee in connection with acquisition of Income Producing Assets by the Company, and/or a remarketing fee in connection with the sale of the Company's assets. In no event will any brokerage or remarketing fee be greater than the usual and customary brokerage fee that would have been paid to an unrelated third party broker (See "CONFLICTS OF INTEREST" and "TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES").

       OFFICERS, DIRECTORS, AND KEY EMPLOYEES OF JMC. The directors of JMC are Neal D. Crispin and Toni M. Perazzo.

       The officers of JMC are Mr. Neal D. Crispin, President, Mr. Marc J. Anderson, Chief Operating Officer, Ms. Toni M. Perazzo, Vice President - Finance, Secretary and Director, and Mr. Frank Duckstein, Vice President. Officers serve at the discretion of the board of directors.

       MR. NEAL D. CRISPIN, PRESIDENT AND DIRECTOR. See "MANAGEMENT--Officers and Directors of the Company," above.


       MS. TONI M. PERAZZO, DIRECTOR, VICE PRESIDENT - FINANCE & SECRETARY, age 50, is CFO of CMA. Prior to joining CMA in 1990, she was Assistant Vice President for a savings and loan, Controller of an oil and gas syndicator and a senior auditor with Arthur Young & Co., Certified Public Accountants. Ms. Perazzo is also the Vice President-Finance and Secretary of JMC. Ms. Perazzo is the wife of Neal D. Crispin, a Director and Officer of the Company and JMC. She received her Bachelor's Degree from the University of California at Berkeley and her MBA from the University of Southern California. Ms. Perazzo, a CPA, is a member of the California Society of CPAs and the AICPA. Ms. Perazzo will devote such time to the affairs of the Company as is necessary to carry out her duties to the Company, which is expected to require at a minimum approximately 50% of her work hours.


       MR. MARC J. ANDERSON, CHIEF OPERATING OFFICER.  See
"MANAGEMENT--Officers and Directors of the Company," above.

       MR. FRANK DUCKSTEIN, VICE PRESIDENT.   See "MANAGEMENT--Officers and
Directors of the Company," above.

       ADVISORY BOARD. Management of JMC has appointed an advisory board which will consist of distinguished industry experts. The Advisory Board will serve at the pleasure of the Chairman of the Board. Advisory Board responsibilities will include:

o Attending meetings of the Board of Directors and, upon request, its committees in a non-voting, advisory capacity. Giving advice to the Directors and officers collectively and individually so as to enhance their management effectiveness and the overall success of JMC and its subsidiaries.

o Reviewing JMC's strategic plans, financial affairs, and major projects and activities, and offering advice, analysis and insight about them. Participation in regular telephone, mail and fax communication with the Directors and officers between meetings.

o Participation in the review and, upon request, the negotiation of proposals and opportunities for mergers, acquisitions, and major financings. Upon request of the Board or senior management, meeting with third parties as a representative of JMC.

o Maintaining awareness of trends and current developments in the industry and the competitive environment.

o Considering JMC's interests in the context of his/her other business dealings, and seeking to identify new business opportunities and relationships which may benefit the Company. Notifying the Board whenever a conflict of interest arises or may arise between his/her other business interests and the interests of JMC.

       The Advisory Board will consist of Sidney F. Gage, who has consented to the inclusion of his name in this Prospectus.


              SIDNEY F. GAGE, age 51, is a partner of Gage & Baumgarten, a management consulting firm specializing in strategic business planning. Previously, he was Executive Vice President and Director of Mission Resources, Inc., the managing general partner of Mission Resource Partners, an oil and gas company on the American Stock Exchange, and President of Mission Securities, Inc., its NASD broker-dealer affiliate. Mr. Gage is also a member of the advisory board of Bakersfield Energy Resources, Inc., a privately held oil and gas concern. He is a CPA with degrees from the University of Notre Dame and the Stanford University Graduate School of Business. Mr. Gage has served as a consultant to the CMA Group of companies since 1990.

         TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES

       This table sets forth the items of compensation payable to the Management Company and its Affiliates and the estimated amount of such assuming the Minimum and Maximum Offering amounts are raised.


                         OFFERING AND ORGANIZATION STAGE


                                                                ESTIMATED AMOUNT
                                                                    ASSUMING
ENTITY RECEIVING                                               MINIMUM  MAXIMUM
COMPENSATION                TYPE OF COMPENSATION              OFFERING  OFFERING

JetFleet               Organization and Offering Expense    $10,000     $200,000
Management             Reimbursement. Payable to JMC in an
Corp.                  amount up to 2.0% of Aggregate Gross
                       Offering Proceeds for registration,
                       legal accounting, printing, trustee,
                       marketing (including advertising and
                       assisting participating broker
                       dealers) related to the offering and
                       the organization of the Company
                       borne by JMC.  Any excess of such
                       costs over 2.0% will be paid to JMC
                       in the form of Common Stock at a
                       price of $1.00 per share.   In no
                       event will the aggregate
                       Organization and Offering Expense
                       Reimbursement exceed $200,000.  In
                       no event will Organization and
                       Offering Reimbursement, including
                       Common Stock issued therefor, plus
                       aggregate sales commission and due
                       diligence marketing fees exceed 15%
                       of the Aggregate Gross Offering
                       Proceeds.



                         ACQUISITION AND OFFERING STAGES


                                                                ESTIMATED AMOUNT
                                                                    ASSUMING
ENTITY RECEIVING                                               MINIMUM  MAXIMUM
COMPENSATION                TYPE OF COMPENSATION              OFFERING  OFFERING

JetFleet               Management Fee.  A quarterly fee     $2,500      $50,000
Management             payable to JMC in the amount of
Corp.                  0.5% of the Aggregate Gross
                       Offering Proceeds received by the
                       Company in the Offering through
                       the end of the quarter in which
                       such fee accrues.


JetFleet               Brokerage and Remarketing Fees.  To
Management             be paid in connection with the
Corp.                  acquisition or sale of Income
                       Producing Assets by the Company, if
                       JMC acts as broker or remarketing
                       agent in such transaction.  In no
                       event will any

                       brokerage or remarketing fee be
                       greater than the customary brokerage
                       fee that would have been paid to an
                       unrelated third party broker or
                       remarketing agent.

                                                               Not deter-   Not deter-
                                                               minable at   minable at
                                                               this time    this time



JetFleet               Accountable General Administrative      Not deter-   Not deter-
Management             Expenses.  Reimbursement of certain     minable at   minable at
Corp.                  expenses incurred by JMC payable to     this time    this time
                       unaffiliated third parties in
                       connection with the legal,
                       accounting, appraisal and similar
                       services rendered to the Company.

                                LIQUIDATION STAGE

                                                                ESTIMATED AMOUNT
                                                                    ASSUMING
ENTITY RECEIVING                                               MINIMUM  MAXIMUM
COMPENSATION                TYPE OF COMPENSATION              OFFERING  OFFERING

JetFleet               As the sole holder of the Company's  Not deter-     Not
Management             Common Stock, upon liquidation of    minable at     deter-
Corp.                  the Company's assets after payment   this time      minable
                       of outstanding creditors and after                  at this
                       repayment of the Notes all remaining                time
                       proceeds and assets of the Company,
                       if any, are distributed to JMC.

JETFLEET(TM) PROGRAMS

       JMC is an Affiliate of the corporate general partner of JetFleet I and JetFleet II, two publicly-offered limited partnership programs, and corporate parent of JetFleet III, each of which is in the same business as proposed to be conducted by the Company. JMC manages the assets of JetFleet III, and those of JetFleet I and II on behalf of their general partner.

       JETFLEET(TM) I. Approximately $14.8 million was raised from the public offering of limited partner interests in JetFleet(TM) I from June 1989 to June 1991. JetFleet(TM) I has paid cash distributions to its investors at an average rate of 8.09% of gross investor subscriptions per annum from inception through January 31, 1997.

       JetFleet(TM) I's portfolio consists of a 95.9% and a 24.37% undivided interest in two de Havilland Dash-7 airplanes and a 50% undivided interest in a McDonnell Douglas DC-9. JetFleet(TM) I's original asset, a Boeing 727-200 purchased in 1989 for approximately $6 million was written down by $3.7 million to estimated net realizable book value of $1.5 million in 1992. When the aircraft came off lease in 1994, it was sold and a loss of approximately $235,000 was recognized. All JetFleet(TM) I's assets are currently under lease.

       JETFLEET(TM) II. Approximately $34.7 million was raised from the public offering of limited partnership interests in JetFleet(TM) II from October 1991 through April 1994. JetFleet(TM) II has paid cash distributions to its investors at an average rate of 11.25% of gross investors' subscriptions per annum from inception through January 31, 1997.


       JetFleet(TM) II has purchased virtually all the remaining interests in JetFleet(TM) I's Dash-7 and DC-9 aircraft (referred to above), consisting of 4.00%, 75.53% and 50.00% interests in those aircraft. In addition, JetFleet II has purchased 100% interests in two additional Dash-7 aircraft. In April 1995, JetFleet II rescinded a previous transaction with the AGES Group, L.P. ("AGES") for three Pratt & Whitney JT8D-217A engines on lease to AeroMexico because AGES had not obtained certain consents regarding the transfer of ownership. The rescission proceeds have been used to purchase a Fairchild Metro III Aircraft, a Metro II, a Dash-6 aircraft and a second DC-9 aircraft.


       In addition, JetFleet II owns twenty-three Pratt & Whitney PT6 turboprop Engines, two Pratt & Whitney PT6A-50 Engines and two Allison Corp. helicopter engines.

       All JetFleet(TM) II's assets are currently under lease.

       JETFLEET(TM) III. Approximately $10 million was raised from the public offering of units of a secured bond ($850) and Series A Preferred Stock ($150) in JetFleet(TM) III from October 1995 through January 1997. JetFleet(TM) III is current on all its obligations under the bonds issued as part of the unit offering.


       JetFleet(TM) III's portfolio consists of one de Havilland Dash 8-100 aircraft, three de Havilland DHC-6 Twin Otters aircraft, one Shorts 3-60 aircraft, one Pratt and Whitney JT8D-9A aircraft engine and a 50% undivided interest in a Fairchild Metro II aircraft. All of JetFleet III's assets are currently under lease.


       Prior Performance Tables showing the performance of JetFleet III are set forth in Appendix A to this Prospectus. Investors desiring additional information concerning JetFleet Programs may request from the Company the prospectus and current periodic reports distributed to JetFleet Program investors. There is no assurance that the financial performance of the Company will be similar to that of JetFleet III, which is shown in the Prior Performance Tables, or that of the other JetFleet Programs.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth information, as the date of this Prospectus, relating to the beneficial ownership of the classes of the Company's securities by any person or "group," as that term is used in Section 13(d) (3) of the Securities and Exchange Act of 1934 (the "Exchange Act"), known to the Company to own beneficially 5% or more of the outstanding shares of a class of the Company's stock, and known to the Company to be owned by each director of the Company and by all officers and directors of the Company as a group. Each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of the class of stock beneficially owned by such person.

                                                         PERCENTAGE OF CLASS
                            CLASS AND NO. SHARES
                            OWNED BENEFICIALLY           BEFORE(1)     AFTER(2)
                            AND OF RECORD                OFFERING      OFFERING
BENEFICIAL OWNERS

JetFleet Management Corp. (1)      10,000                100%          100%
                                   Common

All directors and officers         10,000                100%          100%
of the Company as a group  (2)     Common

__________________________

(1)    JMC will be the sole common shareholder of the Company.


(2) The sole director and President of the Company, Mr. Crispin, does not own any shares in the Company. Shares reported here represent shares owned by JMC, the sole common shareholder of the Company. Mr. Crispin is each a director, executive officer and principal shareholder of JMC, holding 79% of the Common Stock of JMC. Toni M. Perazzo, spouse of Mr. Crispin, and a director and officer of JMC, holds 12% of JMC. The remaining 9% of the shares of JMC are held by Richard D. Koehler, an affiliate of the Sales Agent. See also "THE MANAGEMENT COMPANY AND ITS AFFILIATES -- THE MANAGEMENT COMPANY -- Table of Beneficial Ownership".

                       MANAGEMENT DISCUSSION AND ANALYSIS
                    OF THE FINANCIAL CONDITION OF THE COMPANY

       GENERAL. The Company commenced its operations in February 1997 and did not have any prior operations or results. Due to the fact that the Company does not have operations prior to 1997, there are no ascertainable trends in the Company's results from operations at the present time. The Company's business since February 1997 has been focused on capital raising activities for the Company and identifying assets for acquisition using the proceeds of this Offering.

       RESULTS OF OPERATIONS. The Company has yet to generate a profit due to the fact that the Company is still in the start-up phase of its operations with its activities, through its management company, devoted primarily to the capital formation activities of the Company and identification of assets for acquisition. As of February 15, 1997, the Company had authorized 100,000 shares of Common Stock and 100,000 shares of Preferred Stock and issued 10,000 shares of Common Stock and no shares of Preferred Stock for total capital of $10,000.

       LIQUIDITY AND CAPITAL RESOURCES. The Company's cash and temporary investments were approximately $10,000 as of February 15, 1997. This capital should provide sufficient capital, which when combined with revenue from Income Producing Assets should be sufficient to satisfy the Company's cash requirements for the next twelve months. Due to the start-up nature of the Company's activities, the Company had not, as of February 15, 1997, generated significant revenues, or, therefore, a positive cash flow from its operations, although it believes it will begin to do so as soon as it has completed acquisition of the first Income Producing Asset.

       The Company's primary sources of funds for repayment of the Notes will be the income and resale proceeds of the Income Producing Assets acquired by the Company with the proceeds of this Offering. The Company does not have, nor is it expected to have in the future, any significant source of capital for payment of the Notes and the expenses incurred by it other than proceeds from Income Producing Assets. Nevertheless, management of the Company believes that the Company will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the Notes and to satisfy the principal amount of the Notes in full at maturity.

       In order to achieve its investment objectives and meet its obligations under the Notes, the Company must be able to acquire Equipment the initial leases for which, in combination with any subsequent leases or resale of the Equipment, would yield a return over and above the Purchase Prices plus the Company's initial costs and continuing operating costs. This requires the Company to acquire Equipment subject to leases with adequate lease payment streams, to re-lease or resell Equipment for the anticipated release rental or residual value at the end of the initial lease period and to avoid uncovered costs. While certain events such as an unexpected change in oil prices, or major government mandated safety requirement changes could affect the Company, the Company does not anticipate any such events occurring in the near future. The economic condition of the aircraft industry is currently depressed, and the bankruptcy and liquidation of a major airline or a number of smaller airlines occurring after the Company has purchased its asset portfolio could have a substantial adverse effect on the demand for a residual values of the Company's asset portfolio. Whether such an event would have an adverse effect on the Company and its ability to repay the Notes would depend on the timing of such event with respect to the Company's acquisitions and remarketing efforts, the type of aircraft held in the Company's portfolio, and the extent to which the market has previously adjusted pricing to reflect the anticipated liquidation of the airline's fleet. The Company will endeavor to avoid purchasing assets that would be directly affected by such an event, or in the alternative, ensure that the purchase price of assets it acquires are adequately discounted to account for reflect such contingencies.

       COMPETITION. The aircraft leasing industry is highly competitive. The Company will compete with aircraft manufacturers, distributors, airlines and other operators, equipment managers, leasing companies, equipment leasing programs, financial institutions and other parties engaged in leasing, managing or remarketing aircraft, many of which have significantly greater financial resources and more experience than the Company. Such competitors may lease aircraft at lower rates than the Company and provide benefits, such as direct maintenance, crews, support services and trade-in privileges, which the Company does not intend to provide. Manufacturers may provide certain ancillary services which the Company cannot offer, such as maintenance service (including possible substitution of equipment), warranty services and trade-in privileges. These factors may limit the number and types of Equipment assets which are available to the Company, adversely affect the Company's ability to purchase Equipment which are subject to favorable lease terms or to leases with desirable lessees and may adversely affect the Company's ability to sell or re-lease its Equipment.

       The trade publication, Airfinance Annual 1994/95, listed approximately 300 aircraft leasing companies and approximately 200 banks and financing companies engaged in aircraft industry financing distributed over 40 countries. The Company intends to fill a niche within the aircraft finance industry provided by the predecessor JetFleet Programs. The Company believes that many major banks have backed away from aircraft finance even though the aircraft industry will continue to have substantial capital equipment financing requirements, and that financing through the Company will be one of the few sources for transactions in the range of $10,000,000 or less. Based on JMC's experience with the JetFleet Programs, management believes that this market segment should provide the Company with a good selection of desirable acquisition criteria such as strong credits, rent guarantees, and residual value guarantees.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion is a summary of the anticipated federal income tax consequences of the purchase, ownership, and disposition of the Notes. The summary is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. The discussion does not purport to deal with the federal income tax consequences to all categories of investors, some of which may be subject to special rules. The discussion focuses primarily on investors who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code, but much of the discussion is applicable to other investors as well. Investors should note that certain provisions of the Code that are applicable to Noteholders, particularly the provisions dealing with original issue discount, market discount, premium amortization, and imputed interest, have been enacted or modified substantially by recent legislation, which, for the most part, has been the subject of scant interpretation. Hence, definitive guidance cannot be provided with respect to many aspects of the tax treatment of Noteholders. Moreover, the summary is based on current law, and there can be no assurance that the law will not change or that the Internal Revenue Service will not take positions that would be materially adverse to investors.

       This summary provides a discussion of tax consequences deemed material by counsel but is not, and is not intended to be, a complete or exhaustive analysis of all possible applicable provisions of the Code, the Regulations, and judicial and administrative interpretations thereof. The income tax considerations discussed below are necessarily general and will vary with the individual circumstances of each prospective Noteholder. Further, the summary does not purport to address the anticipated state income tax consequences to investors of owning and disposing of the Notes. Consequently, investors should consult their own tax advisors in determining the federal, state, local, and any other tax consequences to them of the purchase, ownership, and disposition of the Notes.

       No rulings have been or will be requested from the IRS concerning any of the tax matters described herein. Accordingly, there can be no assurance that the IRS or a court will not disagree with the following discussion or with any of the positions taken by the Company for federal income tax purposes.

FOR THE FOREGOING REASONS, EACH PROSPECTIVE PURCHASER OF NOTES IS URGED TO CONSULT HIS SUCH PROSPECTIVE PURCHASER'S TAX ADVISER WITH SPECIFIC REFERENCE TO THE FEDERAL AND STATE CONSEQUENCES TO SUCH PROSPECTIVE PURCHASER RESULTING FROM THE PURCHASE OF NOTES AND FROM FUTURE CHANGES IN TAX LAWS AND REGULATIONS.

       SUMMARY OF MATERIAL TAX ASPECTS. The following summarizes all material tax aspects for an investment in the Notes. Such aspects should not, however, be considered a primary investment feature of the Notes. The very nature of an investment in the Notes involves complex issues of taxation, and accordingly, investors are urged to review the entire discussion of tax matters in "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" and "RISK FACTORS--Tax Risks" in the Prospectus. With respect to these issues, the Company will receive an opinion of counsel as to the material tax aspects ("CERTAIN FEDERAL INCOME TAX CONSEQUENCES--Opinion of Counsel").

       The principal tax aspect likely to be material to an investor is the characterization of the Notes as bona fide indebtedness of the Company rather than as some form of equity investment in the Company. If for any reason, as such possibilities are described in the balance of this section, the Notes were not treated as corporate indebtedness for tax purposes, it could result in the Noteholders being taxed on the income received as shareholders or as partners, or as income received in some other form of financing transaction.

       The character of the Note's income may also be material to investors. The income from the Note will generally be characterized as portfolio income for tax purposes. Counsel is opining that the income from the Note should be treated as a portfolio income for tax purposes. Portfolio income is generally income from interest, dividends, royalties or certain rentals. Such income generally cannot be offset by passive losses generated from other passive investments.

       Other aspects of an investment in the Notes may be considered material to prospective investors based upon unique circumstances applicable to individual investors. Accordingly, investors are urged to review the balance of the discussion of tax consequences in this section.

       OPINION OF COUNSEL. The Company will obtain an opinion from Counsel which states that the sections of the Prospectus which discuss the material tax risks and the section of the Prospectus entitled "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" accurately describe each of the material tax issues and reflect Counsel's opinion regarding such matters referred to therein. The Notes are intended to serve as an investment vehicle for investors seeking current income and tax benefits are not a significant aspect of an investment in the Notes. Although its conclusions are not free from doubt, Counsel has opined herein, subject to certain conditions and based upon certain representations, that:

       1. NOTES TREATED AS CORPORATE DEBT. The Notes will be treated as valid indebtedness of the Company.

       2. PORTFOLIO INCOME. The interest income from the Notes will be treated as portfolio income.

       3. UNRELATED BUSINESS TAXABLE INCOME. Interest income on the Notes will not be treated as Unrelated Business Taxable Income for those tax exempt investors that do not finance their acquisition of Notes.

       Counsel's opinion is based upon the facts described in this Prospectus and upon facts and assumptions as they have been represented by the Company to Counsel or determined by them as of the date of the opinion. Counsel has not independently audited or verified the facts represented to it by the Company. The material assumptions and representations are summarized below:

       (i) The Notes will be issued pursuant to an exemption under the Trust Indenture Act of 1939, as amended.

       (ii) The Notes will be governed by their constituent documents as described in the Prospectus.

       (iii)  The Company will be operated as described in the Prospectus.

       (iv) The Income Producing Assets will generate an annual yield sufficient to service interest on the Notes and will maintain a sufficient residual value so that, together with the excess funds generated from the yield on the Income Producing Assets, the Company can repay the principal balance of the Notes upon maturity.

       Any alteration of the facts may adversely affect the opinion rendered. Furthermore, the opinion of Counsel is based upon existing law and applicable Regulations and Proposed Regulations, current published administrative positions of the Service contained in Revenue Rulings and Revenue Procedures, and Judicial decisions, which are subject to change either prospectively or retroactively.

       Each Prospective Investor should note that the opinion described herein represents only Counsel's best legal judgment and has no binding effect or official status of any kind. Thus, in the absence of a ruling from the Service, there can be no assurance that the Service will not challenge the conclusion or propriety of any of Counsel's opinions and that such challenge would not be upheld by the courts.

       GENERAL. Payments received by Noteholders generally should be accorded the same tax treatment under the Code as payments received on other taxable corporate bonds. Interest paid or accrued on a Note will be treated as ordinary income to the Noteholder and a principal payment on such Note will be treated as a return of capital to the extent that the Noteholder's basis in the
Note is allocable to that payment. Interest paid to Noteholders who report their income on the cash receipts and disbursements method of accounting generally should be taxable to them when received. For

Noteholders who report their income on the accrual method of accounting, interest will be taxable when accrued, regardless of when it is actually paid. The Company or the Indenture Trustee will report annually to the Internal Revenue Service and to Noteholders of record with respect to interest paid or accrued and original issue discount, if any, accrued on the Notes.

       CLASSIFICATION OF NOTES. Each Note is full recourse obligation of the Company and provides for a fixed interest rate. The Service may, nonetheless, contend that all, or a portion, of the Note should be recharacterized as equity or as a partnership interest or as some other form of financing transaction rather than as true debt primarily because the Company's equity base relative to the amount of the Notes is not considerable and the only means of repayment of the Notes is by generating a sufficient yield, and maintaining a sufficient residual value, in the Income Producing Assets. Such contention is similar to the rationale that underlies the 1989 Act's treatment of hybrid corporate debt instruments as partly debt and partly equity.

       To the extent that a debt instrument is recharacterized as equity, it is possible that the lender will be treated as being a shareholder or as being a joint venture partner. If the Notes are so recharacterized, such recharacterization could have a material adverse tax impact on the Company and the Noteholders. For example, if a Noteholder were held to be a joint venture partner with the Company, such a recharacterization would involve allocating the profits and losses between the "deemed" Partners, i.e., the Noteholders and the Company. If such recharacterization were to occur, allocations of profit and loss would be substantially different from the expected interest payments. The deductibility of the substantial interest payments by the Company would be eliminated. Moreover, distributions to Tax-Exempt Investors would no longer be interest income but would be deemed "unrelated business taxable income" ("UBTI").

       On the other hand, if the Notes were recharacterized as equity in the Company, it could result in material differences in tax treatment from the Notes. Generally, amounts received on retirement of corporate indebtedness, such as the Notes, are treated as amounts received in exchange for the debt instrument, with the result that the receipt is a nontaxable return of capital to the extent of the holder's basis in the retired instrument. In contrast, stock redemptions may be taxed as dividends without any offset for the stockholder's basis in the redeemed shares. With respect to losses from an investment in the Notes, losses on corporate indebtedness are generally a capital loss to individual investors and corporate investors. Losses on corporate stock are generally a capital loss to individual and corporate investors. It is possible, however, that certain indebtedness may be treated as a bad debt loss to individual investors. In addition, the debt-equity distinction has material tax consequences to the Company which may, in turn, have an impact on the Company's financial soundness. For example, interest paid on corporate indebtedness is generally deductible to the Company while dividends paid are not. While the underlying business impact of the debt equity characterization is beyond the scope of this section, investors should note that this recharacterization of the Notes as equity in the Company may also adversely affect the Company's federal income tax situation which may indirectly affect the ability of the Company to meet its obligations to the Noteholders.

       In an earlier attempt to resolve this issue, Congress enacted Section 385 which authorized the Treasury Department to define corporate stock and debt by regulation for all purposes of the Code. Section 385 defined five factors that may be considered in the regulations: (1) whether there is an unconditional promise to pay on a specified date a fixed sum of money in return for adequate consideration and to pay a fixed rate of interest; (2) whether there is a subordination to, or preference over, other debt; (3) the ratio of debt to equity; (4) whether there is convertibility of debt into stock; and (5) the relationship of stockholdings to the holdings of debt. The particular precedential importance of these factors was muted by Congress's pronouncement in enacting Section 385 that, "It is not intended that only these factors be included in the guidelines or that, with respect to any particular situation, any of these factors must be included by statute must necessarily be given any more weight than any other factors added by regulation."

       The courts have looked to a number of factors in order to resolve classifications of debt and equity in the corporate context. In Hardman v. United States, 827 F.2d 1409 (9th Cir. 1987) [87-2 U.S.T.C. 9523] the court reviewed the laundry list of factors to consider: (1) the names given the certificates evidencing the indebtedness; (2) the presence or absence of a fixed maturity date; (3) the source of the payments; (4) the right to enforce payment of principal and interest; (5) participation in management; (6) status equal to or inferior to other corporate debtors; (7) the intent of the parties; (8) thin capitalization; (9) identity of interest between creditors and shareholders;
(10) payment of interest only out of "dividend" money; and (11) ability of corporation to obtain loans from outside lending institutions.

       The only factors that would tend to suggest that the Notes may have equity attributes are the Company's relatively thin capitalization and the source of repayment being solely from the yield on, and residual value of, the Income Producing Assets. Such factors, though, have recently been discounted when the form of the transaction is structured as debt and there is "soundly anticipated cash flow." Nestle Holdings, Inc. v. Comm'r 70 T.C.M. 95, 441 (September 14, 1995).

       Counsel will advise the Company that in its opinion the Notes will be treated for federal income tax purposes as evidence of indebtedness and not as an equity interest in the Company. That opinion is based upon the Company's assumptions as to yield on, and residual value of, the Income Producing Assets, and will be based on existing law, but there can be no assurance that the law will not change or that contrary positions will not be taken by the Internal Revenue Service. The balance of the discussion in this section assumes the Notes are treated as valid indebtedness of the Company.

       MARKET DISCOUNT. A purchaser of a Note at a discount from its original principal amount less any prior principal payments acquires such Note with "Market discount." Market discount with respect to a Note will be considered to be zero, however, if such market discount is de minimis, i.e., less than 0.25% of the remaining principal amount of such Note, times the weighted average maturity of the Note remaining after the date of purchase. The purchaser of a Note with more than a de minimis amount of market discount generally will be required to recognize accrued market discount as ordinary income as principal payments are received, in an amount not exceeding any such payment. That recognition rule applies regardless of whether the purchaser is a cash-basis or accrual-basis taxpayer.

       Such purchaser may elect to accrue market discount either (i) on the basis of a constant interest rate, (ii) in the case of a Note not issued with original issue discount, in the ratio of stated interest payable in the relevant period to the total stated interest remaining to be paid from the beginning of such period, or (ii) in the case of a Note issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the total remaining original issue discount at the beginning of such period. Regardless of which computation method is elected, the prepayment assumptions used in pricing the Note must be used to calculate the accrual of market discount at the beginning of such period. Regardless of which computation method is elected, the prepayment assumptions used in pricing the Note must be used to calculate the accrual of market discount. A Noteholder who has acquired a Note with market discount also generally will be required (i) to treat a portion of any gain on a sale or exchange under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial principal payments were received and (ii) to defer interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Note (to the extent they exceed income on the Note). Any such deferred interest expense, in general, is allowed as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income on the foregoing basis, the Noteholder may elect to include such market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, in which case the interest deferral rule will not apply. Treasury regulations implementing the market discount rules have not yet been issued and uncertainty exists with respect to various aspects of those rules. Due to the lack of regulatory guidance with respect to the market discount rules, it is suggested strongly that Noteholders consult their own tax advisors regarding the application of those rules as well as the advisability of making any elections thereunder.

       NOTE PREMIUM. A purchaser of a Note who purchases the Note at a premium over its principal amount may elect to amortize such premium under a constant yield method that reflects compounding based on the Note's payment period. Accordingly, it appears that the accrual of premium on a Note will be calculated using the same prepayment assumptions made in pricing the Note. Amortized Note premium would be treated as an offset to interest income on a Note and not as a separate deduction item. Acquisition premium on a Note that is subject to redemption at the option of the Company, however, generally must be amortized as if the optional redemption price and date were the Note's principal amount and maturity date if doing so would result in a smaller amount of premium amortization during the period ending with the optional redemption date. Thus, a Noteholder would not be able to amortize any premium on a Note that is subject to optional redemption at a price equal to the Noteholder's acquisition price unless and until the redemption option expires. In cases where premium must be amortized on the basis of the price and date of an optional redemption, the Note will be treated as having matured on the redemption date for the redemption price and then having been reissued on that date for that price. Any premium remaining on the Note at the time of the deemed reissuance will be amortized on the basis of (i) the original principal amount and maturity date, or (ii) the price and date of any succeeding optional redemption under the principles described above.

       GAIN OR LOSS ON DISPOSITION. If a Note is sold, the Noteholder will recognize gain or loss equal to the difference between the amount realized in the sale and his adjusted basis in the Note. The adjusted basis of a Note generally will equal the cost of the Note to the Noteholder, increased by any original issue discount or market discount previously includable in the Noteholder's gross income with respect to the Note, and reduced by the portion of the basis of the Note allocable to payments on the Note previously received by the Noteholder and by any amortized premium. Similarly, a Noteholder who receives a scheduled or prepaid principal payment with respect to a Note will recognize gain or loss equal to the difference between the amount of the payment and his adjusted basis in the Note or portions thereof which are satisfied by such payment.

       Except to the extent that the market discount rules apply and except as provided in this paragraph, any gain or loss on the sale or other disposition of a Note will be capital gain or loss and will be long-term if the Note is held as capital asset for more than twelve months. A portion of any gain (equal to the amount of original issue discount not previously included in income) referred to in the preceding sentence will be treated as ordinary income if the Company is determined to have had an intention on the date of original issue of the Notes to call all or a portion of the Notes prior to maturity. Although the Internal Revenue Service might take a contrary position, the Company does not believe that it will have an intention to call all or a portion of the Notes prior to maturity.

       PURCHASE OF NOTES BY EXEMPT PLANS AND OTHER EXEMPT ORGANIZATIONS. Generally, trusts forming part of a pension, profit sharing, or Keogh plan meeting the requirements of Section 401(a) of the Code (all collectively referred to as "Exempt Plans"), and individual retirement accounts and trusts ("IRAs and IRTs"), as well as certain charitable and other organizations described in Code Section 501(c) are exempt from federal income tax. However, this exemption does not apply to "unrelated business taxable income" derived by the Exempt Plan, IRAs, IRTs and other exempt organizations from the conduct of any trade or business which is not substantially related to the exempt function of the entity. If Exempt Plans, IRAs, IRTs and other exempt organizations receive unrelated business taxable income, such entities will be subject to a tax imposed by Section 511 of the Code on the portion of their income constituting unrelated business taxable income. An Exempt Plan, IRA, IRT or other exempt organizations will also be subject to alternative minimum tax on the unrelated business taxable income.

       Unrelated business taxable income is defined as the gross income derived by an Exempt Plan, IRA, IRT or other exempt organization from any unrelated trade or business regularly carried on by such entity, less allowed deductions directly connected with the carrying on of such trade or business. Certain types of income, including interest, dividends, royalties, gains or losses from the sale or exchange of property (other than property held as inventory or held primarily for sale to customers in the ordinary course of trade or business) and rental payments from real property are excluded from the unrelated business taxable income computation. However, if an otherwise excluded item of income constitutes "unrelated debt-financed income" then such income is not excluded from the computation of unrelated business taxable income.

       Unrelated debt-financed income is the percentage of gross income derived from or on account of property ("debt-financed property") with respect to which there is "acquisition indebtedness." The applicable percentage is equal to the ratio of the average acquisition indebtedness for the taxable year with respect to the property to the average adjusted basis for the taxable year of such property. For the purposes of this calculation, "debt-financed property" includes any property held to produce income and with respect to which there is an acquisition indebtedness at any time during the taxable year. Further, Section 514(c)(1) defines the term "acquisition indebtedness" as the outstanding amount of: (1) the principal debt incurred in acquiring or improving the debt-financed property, (2) the principal indebtedness incurred before the acquisition or improvement of the property if the obligation would not have been incurred but for the acquisition or improvement, and (3) the indebtedness incurred after the acquisition or improvement of the property if the obligation would not have been incurred but for the acquisition or improvement and incurring the indebtedness was reasonably foreseeable at the time the property was acquired or improved. In the event that an Exempt Plan, IRA, IRT or other exempt organization is deemed to have unrelated debt-financed income for any taxable year, the entity will also be entitled to claim a like percentage of the deductions that are directly connected with the debt-financed property or the income therefrom.

       Therefore, if an Exempt Plan, IRA, IRT or other exempt organization borrows funds to acquire the Notes, the interest received on such Notes may be reclassified as unrelated business taxable income on which the Exempt Plan, IRA, IRT or other exempt organization may be taxed. Correspondingly, if an Exempt Plan, IRA, IRT, or other exempt organization does not borrow funds to acquire the Notes, the interest received on such Notes will not be unrelated business taxable income.

       In considering an investment in the Notes of the Company by use of a portion of the assets of an Exempt Plan, IRA or IRT, a fiduciary should consider: (i) whether the investment is in accordance with the documents and instruments governing the Exempt Plan, IRA or IRT, (ii) whether the investment satisfies the diversification requirements of Section 404(A)(1)(C) of the Employee Retirement Income Security Act of 1974 ("ERISA"), (iii) whether the investment is prudent, because there may not be a market created in which he can sell or otherwise dispose of the Notes or because the Notes are not adequately secured, (iv) whether the assets of the Company are considered to be "plan assets" under Department of Labor Regulation Section 2510.3-101, and (v) whether the income would be unrelated business taxable income because of the use of acquisition indebtedness as a source of the funds used to acquire the Notes.

EXEMPT PLANS, IRAs, IRTs AND OTHER EXEMPT ORGANIZATIONS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS RELATIVE TO THE POSSIBILITY OF UNRELATED BUSINESS TAXABLE INCOME AND ITS CONSEQUENCES TO THEIR SPECIFIC CIRCUMSTANCES PRIOR TO AN INVESTMENT IN THE NOTES OF THE COMPANY.

THIS SUMMARY IS OF THE TAX LAWS UNDER THE INTERNAL REVENUE CODE AND DOES NOT INCLUDE A DISCUSSION OF ANY RULES OR REGULATIONS ENACTED OR PROMULGATED BY THE DEPARTMENT OF LABOR UNDER ERISA. ANY NOTEHOLDER SUBJECT TO ERISA OR DEPARTMENT OF LABOR REGULATIONS RELATING TO EXEMPT PLANS SHOULD CONSULT ITS ADVISORS REGARDING AN INVESTMENT IN THE NOTES.

       TAXATION OF CERTAIN FOREIGN INVESTORS. Interest, including original issue discount, paid on a Note to a nonresident alien individual, foreign corporation, or other non-United States person (foreign nonresident alien individual, foreign corporation, or other non-United States person ("Foreign Person")) generally is treated as "portfolio interest" and, therefore, is not subject to any United States tax, provided that (i) such interest is not effectively connected with a trade or business in the United States of the Noteholder, and (ii) the Company (or other person who would otherwise be required to withhold tax) is provided with certification that the beneficial owner of the Note is a Foreign Person ("Foreign Person Certification"). If Foreign Person Certification is not provided, interest (including original issue discount) paid on a Note may be subject to a 30% withholding tax (See "Backup Withholding").

       BACKUP WITHHOLDING. Under federal income tax law, a Noteholder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Noteholder who is a United States person if the Noteholder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the Company, (ii) furnishes the Company an incorrect TIN, (iii) fails to report properly interest and dividends, or (iv) under certain circumstances, fails to provide the Company or the Noteholder's securities broker with a certified statement, signed under penalties of perjury, that the TIN provided to the Company is correct and that the Noteholder is not subject to backup withholding. Backup withholding applies, under certain circumstances, to a Noteholder who is a foreign person if the Noteholder fails to provide the Company or the Noteholder's securities broker with a certified statement, signed under penalties of perjury, that the Noteholder is not a United States person. Backup withholding, however, does not apply to Note payments made to certain exempt recipients, such as tax-exempt organizations, and to certain foreign persons. The backup withholding rate is 31% of "reportable payments," which include interest payments and principal payments to the extent of accrued original issue discount. Noteholders should consult their tax advisors for additional information concerning the potential application of backup withholding to Note payments received by them.

       REPORTING REQUIREMENTS. Reports will be made annually to the Internal Revenue Service and to holders of record of Notes (other than those excepted from the reporting requirements) as may be required with respect to (i) interest paid or accrued on the Notes, (ii) original issue discount, if any, accrued on the Notes, and (iii) information necessary to compute the accrual of any market discount or the amortization of any premium on the Notes.

                              PLAN OF DISTRIBUTION

       The Company is offering up to $10,000,000 in Notes. The Notes will be sold on a "best efforts" basis by Crispin Koehler Securities ("CKS") and any other participating broker-dealers that are qualified to offer and sell the Notes in a particular state as engaged by the Company and that are members of the National Association of Securities Dealers, Inc. On or before May 19, 1998, both (i) the minimum amount of Notes must be subscribed, and (ii) an initial Income Producing Asset for purchase must be specified, or the offering will be terminated, and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon reaching the Minimum Offering Amount of $500,000, the escrowed funds may be released to the Company. Any subsequent sales proceeds from Notes will be immediately available for use by the Company; however, the Company anticipates that it will accept subsequent subscriptions and release from escrow proceeds from such subscriptions at monthly closings until the Termination Date. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

       The Company has agreed to pay soliciting broker-dealers, in consideration for their services, a sales commission of 6.0% and pay to CKS an unallocated due diligence and marketing fee of 2.0% to cover certain marketing and selling expenses, a portion of which fee may be reallowed by CKS to certain soliciting broker-dealers to cover the usual selling efforts undertaken by broker-dealers in soliciting purchasers of the Notes and determining whether such prospective purchasers are qualified for such investment. The Company will also pay JetFleet Management Corp. ("JMC") the Organization and Offering Expense Reimbursement. The Company has agreed to indemnify the broker-dealers against certain liabilities, including liabilities under applicable securities laws.

       The offering will terminate on May 19, 1999, unless sooner terminated by the Company, upon the failure to achieve the minimum subscription amount, upon the sale of all of the Notes or if the Company believes that suitable assets will not be available for acquisition by the Company or that additional selling efforts will be unsuccessful. Although early termination of the offering may result in the Company selling less than $10 million in aggregate subscriptions for Notes and may expose prior purchasers of Notes to certain risks, the Company does not believe an early termination will have a material adverse effect on any prior purchasers of Notes (See "RISK FACTORS--INVESTMENT RISKS--Lack of Diversification").

       Investor funds will be held in a subscription escrow account with First Security Bank, National Association, Salt Lake City, Utah, as escrow agent, until the minimum offering amount of $500,000 in Note subscriptions are received or the offering has been terminated by the Company. Subscribers' checks must be made payable to "First Security Bank National Association/AeroCentury IV, Inc. Escrow Account." Broker-dealers must transmit subscription checks directly to the Escrow Agent by noon of the next business day after receipt of such check. On or before May 19, 1998, both (i) an initial asset for acquisition by the Company must be identified and an agreement for its purchase executed by the Company, and (ii) the minimum amount of Notes must be subscribed, or the offering will be terminated and the escrowed funds will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of Notes, the escrowed funds will be released to the Company. Any subsequent sales proceeds from the sale of additional Notes will be immediately available for use by the Company and will not constitute a part of the Trust Estate. All released funds will be invested in Income Producing Assets no later than two months after their release from escrow. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

       The Escrow Agent will invest escrowed funds only in such accounts or investments as the Company will specify, except that investments will be limited to fully segregated and fully insured interest-bearing accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States government. Funds may be released from escrow when the Minimum Offering has been sold and may subsequently be released thereafter at Additional Closings at the discretion of the Company, which are anticipated to be executed on a monthly basis. At each such Closing, interest earned on escrowed funds in excess of escrow fees will be paid to the Company, except that the Company may direct the Escrow Agent to return all of such interest to the investors. The Company will pay all escrow fees and costs up to the amount of any such interest that the Company elects to use for that purpose, and the Management Company will pay any escrow fees and costs in excess of the amount of such interest (such fees and costs are includable in the Organization and Offering Expense Reimbursement to the Management Company). To the extent that there are funds in escrow upon the termination of the Offering which are insufficient to purchase an Income Producing Asset, all such funds will be refunded to the subscribers promptly, together with interest earned thereon. In the event that an investor's subscription is rejected, the Escrow Agent will return the investor's funds, with interest earned thereon, if any, promptly.

       The sole role of the Escrow Agent in this Offering is that of escrow holder. The Escrow Agent has not reviewed this Prospectus or any other offering materials and has not made any representations whatsoever as to the nature of this Offering or its compliance, or lack thereof, with any applicable federal or state laws, rules or regulations. The Escrow Agent does not represent the interests of the Noteholders or potential investors. The Escrow Agent's duties are limited as expressly set forth in the Escrow Agreement. Noteholders and potential investors may request a copy of the Escrow Agreement from the Company. Also a copy of the Escrow Agreement is on file as an exhibit to the Company's Registration Statement with the Securities and Exchange Commission, and a copy may be obtained from the Commission. See "AVAILABLE INFORMATION." The payment of interest and the refund of funds deposited in escrow are provided for in the Escrow Agreement and are not matters of discretion for the Escrow Agent.

       Affiliates of the Company may purchase Notes, and such Notes will be counted toward the Minimum Offering Amount. Such purchase will be made for investment purposes only by such Affiliate, and not with a view toward redistribution.

                                 SALES MATERIAL

       This Offering is made only by means of this Prospectus. In addition to this Prospectus, the Company may use certain sales materials in connection with the offering of the Notes. This material may include, among other things, fact sheets to be used internally by broker-dealers, a sales promotion brochure, prepared speeches for the public seminars, videotaped presentations, invitations to attend public seminars, prospecting letters, mailing cards, "tombstone" advertisements and program summaries. In certain jurisdictions, some or all of the sales material may not be available. The Company has not authorized the use of any other sales material. The information contained in any sales material does not purport to be complete and should not be considered as a part of this Prospectus or the Registration Statement of which this Prospectus is a part, or as incorporated in this Prospectus or the Registration Statement by reference, or as forming the basis of this Offering.

                               LIQUIDITY OF NOTES


       Though the Notes will be registered under the Securities Act, and will be freely tradeable under federal securities laws, there is no established trading market for the Notes, and the Notes will not be listed on any securities exchange. Furthermore, resale of the Notes may be restricted under the securities laws of certain states. The Sales Agent has advised the Company that it may from time to time purchase and sell the Notes in the secondary market, as permitted by applicable laws and regulations, and in accordance with Rule 15(c)(2)-11 under the Exchange Act. The Company anticipates that other members of the selling group may also engage in such activities. Neither will be obligated, however, to make any such purchases and sales and each, in its sole discretion, may discontinue any such purchases and sales any time without notice to any party. There can be no assurance that there will be secondary market for the Notes or liquidity in the secondary market if one develops.

                                     EXPERTS

       The financial statements of the Company included in this Prospectus have been audited by Vocker Kristofferson & Company, independent certified public accountants, to the extent set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

       Certain matters with respect to the validity of the Notes have been passed upon for the Company by Stephen C. Ryan & Associates, San Francisco, California. The discussion of the federal income tax considerations relating to the Notes has also been passed upon by Stephen C. Ryan & Associates, San Francisco, California.


                              AVAILABLE INFORMATION

       The Company has filed a Form SB-2 Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and to the exhibits thereto, which are available for inspection without charge, via the Internet, at the Commission's web site at http://www.sec.gov, and at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                           REPORTS TO SECURITY HOLDERS

       Upon a declaration of effectiveness of the registration statement by the Commission, the Company will be subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, will be required to file reports and other information with the Commission. Such reports and information can be inspected and copied at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. The Company intends to furnish the holders of Notes with annual reports containing audited financial statements and with additional information concerning the business and affairs of the Company whenever deemed appropriate by the Board of Directors or as required by law.

       No person is authorized to give any information on or to make any representations about the Company, the Notes or any other matter referred to herein, other than the information and representations contained in this Prospectus and any supplements or amendments thereto. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, the securities offered hereby in any state in which, or to any person to whom, such an offer would be unlawful.

       The Company will provide, without charge, to each person who receives a prospectus, upon written or oral request of such person to the Company at the address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of the Company's principal executive offices is AeroCentury IV, Inc., 1440 Chapin Avenue, Suite 310, Burlingame, California 94010 and its telephone number is (415) 696-3900.

                                    GLOSSARY

       ADDITIONAL CLOSING. Closings which occur after the initial closing of Notes, expects to occur on a monthly basis until the Offering is terminated.

       ADJUSTED PURCHASE PRICE. The Purchase Price of an Income Producing Asset plus all Chargeable Acquisition Expenses. In no event will the Adjusted Purchase Price exceed the fair market value of the Income Producing Asset at the time of purchase as determined by an appraisal by the Appraiser.

       AFFILIATE. When used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such Person, (iii) any officer, director or general partner of such Person and (iv) if such Person is an officer, director or general partner, any company for which such Person acts in such capacity.

       AGGREGATE GROSS OFFERING PROCEEDS. The gross subscription proceeds of all Noteholders upon the purchase of Notes pursuant to this Offering.

       ALLOWED EXPENSES. Expenses that may be paid by the Company out of its cash flow before application toward required payments due under the Notes, including, without limitation, the following expenses: indenture trustee fees, annual administrative costs, Note interest processing charges, bank charges, the management fee, accounting expenses, audit expenses, tax return filings, annual compliance certificate expenses, operating expenses, appraisal fees and federal and state income taxes.

       APPRAISER. A nationally recognized independent appraiser as may be selected by JMC in its discretion.

       AVIATION ACT.  The Federal Aviation Act of 1958, as amended.

       BUSINESS DAY. Any day that is not a Saturday, Sunday or day on which banking institutions in the City and County of San Francisco, California are authorized or required to close by law, executive order or regulation.

       CHARGEABLE ACQUISITION EXPENSES. Acquisition Expenses that are incurred in connection with the selection and acquisition of Income Producing Assets and that are to be paid by the Company. Chargeable Acquisition Expenses include, without limitation, legal, accounting, brokerage expenses incurred in connection with the acquisition of Income Producing Assets, appraisal costs, title insurance costs, acquisition consultant expenses and any reimbursement that might be payable by the Company to any third party for any out-of-pocket costs incurred in rendering acquisition services for the Company and any other direct out-of-pocket costs incurred in connection with the selection and purchase of Income Producing Assets.

       CITIZEN OF THE UNITED STATES. Either (i) An individual who is a citizen of the United States or one of its possessions, (ii) a partnership in which each member is a citizen of the United States or (iii) a domestic corporation of which the president and two-thirds or more of the members of the board of directors and other managing officers are citizens of the United States and in which at least 75% of the equity voting interest is owned or controlled by citizens of the United States.

       CLOSING. The sale of Notes by the Company pursuant to this Offering, at which time the subscription proceeds with respect to the Notes are released from escrow and delivered to the Company. It is anticipated that, on the Closing Date or shortly thereafter, the Company will purchase an Income Producing Asset or Assets with all or a portion of the subscription proceeds.

       CLOSING DATE.  The date on which a Closing takes place.

       CODE.  The Internal Revenue Code of 1986, as amended.

       COLLATERAL. The collateral securing the Company's obligations under the Notes, namely all Income Producing Assets acquired by the Company using net proceeds of the Offering and any proceeds of such assets.

       COMMISSION.  The Securities and Exchange Commission.


       COMPANY.  AeroCentury IV, Inc., a California corporation.


       EQUIPMENT. An aircraft, or aircraft engine separate from an aircraft, or aircraft equipment or spare parts inventory identified or other mechanical equipment related to the aircraft industry, or in the discretion of JMC, other transportation industries, or any interest in any of the preceding and all additions, improvements and accessions thereto.

       ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

       ESCROW AGENT. First Security Bank, National Association, 79 South Main Street, Salt Lake City, Utah 84111.

       EVENT OF DEFAULT. A default in the Company's obligations under the Notes which permits the Trustee pursuant to the Indenture to enforce certain remedies against the Company.

       EXCHANGE ACT.  The Securities Exchange Act of 1934, as amended.

       FAA.  The Federal Aviation Administration.

       FINAL CLOSING DATE.  The date on which the last Closing takes place.

       FINANCIAL ASSETS. Contractual rights or assignments relating to Equipment acquired by the Company which generate revenue for the Company, such as indebtedness secured by Equipment, participation interests in such indebtedness, assignments of lessor rights under leases for Equipment and Equipment lease positions or rental streams.

       FULL PAYOUT LEASE. A lease under which the noncancellable rental payments due during the initial term of such lease are at least sufficient to recover the Purchase Price of the Equipment.

       INCOME PRODUCING ASSETS. The Equipment and/or Financial Assets acquired by the Company.

       IRAS. Individual retirement accounts qualifying under Section 408 of the Code.

       IRS.  The United States Internal Revenue Service.

       JETFLEET I.  JetFleet Aircraft, L.P.

       JETFLEET II.  JetFleet Aircraft II, L.P.

       JETFLEET III. JetFleet III, a California corporation.

       JETFLEET PROGRAMS. JetFleet I, JetFleet II and JetFleet III, collectively.

       JMC. JetFleet Management Corp., a California corporation or its successor.

       LEASE.  A lease for Equipment owned by the Company.

       LESSEE.  The lessee under a Lease for Equipment owned by the Company.

       MANAGEMENT AGREEMENT. That certain Management Agreement by and between the Company and JMC whereunder JMC agrees to provide asset management and other services to the Company.

       MANAGEMENT FEE. The quarterly fee paid by the Company to JMC for the life of the Company for management of the Company's Income Producing Assets, calculated as 0.50% of the Aggregate Gross Offering Proceeds from the sale of Notes hereunder received by the Company through the last day of the calendar quarter in which such fee accrues.

       MATURITY DATE. The date upon which all outstanding principal and interest under the Notes is due and payable in full, which shall be April 30, 2005, unless extended to a date that is up to six months later, in the sole discretion of the Company or accelerated to an earlier date pursuant to provisions of the Trust Indenture.

       MINIMUM OFFERING. The Minimum Offering will be the sale of 500 Notes pursuant to the Prospectus.

       NASD.  The National Association of Securities Dealers, Inc.

       NET CASH FLOW. Cash funds of the Company provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all Allowed Expenses, debt payments, and capital improvements and replacements arising in connection with the Collateral.

       NET RESALE PROCEEDS. The proceeds realized by the Company from the sale of an Income Producing Asset constituting Collateral, including any insurance proceeds or lessee indemnity payments arising from the loss or destruction of such asset, less all Company expenses in connection with such sale, and all liabilities of the Company with respect to such asset.

       OFFERING. The offering of Notes in the Company pursuant to this Prospectus.

       OPERATING LEASE. A lease which will return to the lessor less than the Purchase Price of the Equipment from rentals payable during the initial term of the lease.

       ORGANIZATION AND OFFERING EXPENSES. Expenses incurred in connection with preparing the Company for registration and subsequently offering and distributing Notes to the public, including sales commissions paid to broker-dealers in connection with the distribution of Notes, escrow fees net of escrow interest, and all advertising expenses except advertising expenses related to the leasing of the Company's Equipment. Such expenses include those amounts paid to broker-dealers in connection with the distribution of Notes (including, without limitation, Sales Commissions and reimbursements for due diligence costs).

       PAYER. The obligor under a Financial Asset acquired by the Company or the Lessee under a Lease for Equipment acquired by the Company.

       PERSON. A natural person, partnership, corporation, association or other legal entity, including a trust.

       PROGRAM. A limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investing in and the generation of or gain from an interest in equipment.

       PROSPECTUS. This term shall have the meaning given by Section 2(10) of the Securities Act of 1933, including a preliminary prospectus. With respect to the Company, the term "Prospectus" refers to the Prospectus contained in the Registration Statement, as that Prospectus may be amended or supplemented.

       PURCHASE PRICE. The purchase price paid upon the purchase or sale of an Income Producing Asset, including the amount of all liens and mortgages on the Income Producing Asset, but excluding points and interest.

       QUALIFIED PLANS. Qualified pension, profit-sharing and stock bonus plans, Keogh plans, 401 (k) plans and other corporate retirement plans qualifying under Section 401 (a) of the Code.

       REGISTRATION STATEMENT. The registration statement for the Notes offered hereby, filed with the Commission under the Securities Act of 1933, as it may be amended.

       REGULATIONS. The income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

       SALES AGENCY AGREEMENT. The sales agency agreement entered into among the Sales Agent, the Company and JMC.

       SALES AGENT. Crispin Koehler Securities, a member of the NASD.

       SALES COMMISSIONS. A commission for the sale of Notes in an amount equal to 6.0% of Gross Offering Proceeds payable to the Sales Agent or other member of the selling group (the "Selling Group") in connection with the sale of Notes. The Sales Agent shall also receive an unallocated due diligence and marketing fee of 2.0% for each Note sold by the Sales Agent or member of the Selling Group, all or a portion of which may be reallowed to a Selling Group member.

       SELLING GROUP. The group of brokers authorized by the Sales Agent to sell Units. Each such broker must be a member of the NASD.

       SINKING FUND ACCOUNT.   A trust account established with the Trustee in
which a portion of the Company's cash flow and proceeds from resale of the Equipment and from which a portion of the outstanding principal of the Notes will be paid at Maturity Date, or, if applicable, an earlier prepayment date.


       TERMINATION DATE. The termination date of the Offering, which shall be May 19, 1999, unless the Offering is terminated earlier by the Company.


       TRIPLE NET LEASE. A lease in which the lessee assumes responsibility for, and bears the cost of, insurance, taxes, maintenance, repair and operation of the leased asset and where the noncancellable rental payments under the lease are absolutely net to the lessor. In certain cases, the lessee might not be required to pay excess hull insurance or certain of the costs of complying with airworthiness directives issued by the Equipment manufacturer, the FAA or any other government agency having jurisdiction and with other regulatory requirements (See "BUSINESS OF THE COMPANY--Leases").


       TRUST INDENTURE. The Trust Indenture, dated as of May 19, 1997 between the Company and First Security Bank, National Association, as Trustee.


       TRUSTEE. First Security Bank, National Association, in its capacity as indenture trustee.

       TRUST ESTATE.  The Collateral and the funds in the Sinking Fund Account.

       NOTEHOLDER.  Any purchaser of one or more Notes.

       VOTE OF THE OUTSTANDING NOTES. A vote by the holders of outstanding Notes, with each Noteholder having such proportional voting power based on the proportion of the outstanding principal amount of the Notes held by the Noteholder to the total outstanding principal amount of all outstanding Notes.

                          INDEX TO FINANCIAL STATEMENTS


AEROCENTURY IV, INC., A California Corporation,
       Report of Independent Auditors   . . . . . . . . . . . . . . . . . .  F-1
       Balance Sheet At February 15, 1997   . . . . . . . . . . . . . . . .  F-2

                     REPORT OF VOCKER KRISTOFFERSON AND CO.,
                              INDEPENDENT AUDITORS



To the Board of Directors and Stockholders

  of AeroCentury IV, Inc.



We have audited the accompanying balance sheet of AeroCentury IV, Inc., a development stage California corporation, as of February 15, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aerocentury IV, Inc. at February 15, 1997, in conformity with generally accepted accounting principles.



VOCKER KRISTOFFERSON AND CO.


/s/ VOCKER KRISTOFFERSON AND CO.

February 18, 1997

                             AEROCENTURY IV, INC.

                  (A Development Stage California Corporation)
                                  Balance Sheet
                                February 15, 1997




                                     ASSETS


Cash                                                               $10,000
                                                                   =======

Total Assets                                                       $10,000
                                                                   =======


                              SHAREHOLDER'S EQUITY


Preferred Stock, 100,000 shares authorized,
  no shares issued and outstanding                                 $     0

Common Stock, no par value, 100,000 shares
  authorized, 10,000 shares issued and outstanding                 $10,000
                                                                   -------

Total Shareholder's Equity                                         $10,000
                                                                   =======



See accompanying notes.

                              AEROCENTURY IV, INC.
                  (A Development Stage California Corporation)
                             Notes to Balance Sheet
                                February 15, 1997




1.     Organization and Capitalization


       AeroCentury IV, Inc. (the "Company") was incorporated in the state of California on February 7, 1997. All of the Company's outstanding stock is owned by JetFleet Management Corp. ("JMC"), a California corporation formed in January 1994. JMC is an integrated aircraft management, marketing and financing business and also manages, on behalf of their general partners and shareholders, respectively, the aircraft assets of JetFleet Aircraft, L.P. and JetFleet Aircraft II, L.P., and JetFleet III.


       The Company was formed solely for the purpose of acquiring Income Producing Assets. The Company anticipates that these assets will be Equipment, consisting mainly of aircraft, aircraft engines, and aircraft parts subject to operating or full payout leases with third parties.

       The Company plans to offer up to $10,000,000 of $1,000 bonds which will mature on April 30, 2005 (the "Bonds"). The Bonds will have a fixed annual interest rate of 10%. The Company may prepay all or a portion of the outstanding principal on the Bonds after April 30, 2000.

       At February 15, 1997, the Company had not had any significant operations.

2.     Related Party Transactions

       The Company's Income Producing Asset portfolio will be managed and administered under the terms of a management agreement with JMC. Under this agreement, on the last day of each calendar quarter, JMC shall receive a quarterly management fee equal to 0.50% of the Company's Aggregate Gross Proceeds received through the last day of such quarter. In addition, JMC may receive a brokerage fee for locating assets for the Company, provided that such fee is not more than the customary and usual brokerage fee that would be paid to an unaffiliated party for such a transaction, and provided further that if the brokerage fee is paid by the Company, the Aggregate Purchase Price plus the brokerage fee shall not exceed the fair market value of the asset based on appraisal.


3.     Subsequent Event



       The Company was incorporated as AeroCentury Fund IV, Inc. on May 14, 1997, the Company filed amended Articles of Incorporation to change its name to AeroCentury IV, Inc.

                                   APPENDIX A

                    PRIOR PERFORMANCE TABLES OF JETFLEET III

PRIOR PERFORMANCE

                                  JETFLEET III

Table I              Experience in Raising and Investing Funds

Table II             Compensation to Sponsors By JetFleet III

Table III            Operating Results of JetFleet III

Table IV             Operating Results of Completed Program

Table V              Sales or Dispositions by JetFleet III

Table VI             Acquisition of Properties by JetFleet III

THE FOLLOWING INFORMATION RELATES TO THE FINANCIAL PERFORMANCE OF JETFLEET III, A PRIOR PROGRAM SPONSORED BY THE MANAGEMENT COMPANY, AND A SEPARATE COMPANY FROM AEROCENTURY IV, INC. ("ACF"). THERE IS NO ASSURANCE THAT THE FUTURE PERFORMANCE OF ACF WILL BE SIMILAR TO JETFLEET III'S.


                                  JETFLEET III

TABLE I:  EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I sets forth information through September 30, 1996 concerning the experience of the Management Company and its Affiliates in raising and investing in JetFleet III:

Dollar Amount Offered                                             $ 20,000,000
Dollar Amount Raised                                                 8,321,000    100.00%
Offering Expenses

      Selling Commissions Paid to Underwriter (1)                      499,260      6.00%

      Investment Banking Fees Paid to Underwriter                      166,420      2.00%

      Legal, Professional and Organizational                           166,420      2.00%

Available for Investment                                             7,488,900     90.00%

Acquisition Costs:

      Purchase Price                                                 6,935,567     83.35%

      Acquisition Fees paid to Management Company                      543,674      6.53%

Total Proceeds Used for Acquisitions                                 7,479,241     89.88%

Leverage (mortgage financing divided by acquisition costs                 None       0.00

Date Offering Begun                                             Sept. 27, 1995

Length of Offering (in months) (2)                                          12

Months to invest 90% of amounts available for investment                    12
(Measured from beginning of offering)

--------------------------
(1) Approximately $325,200 was reallowed to third parties.
(2) The offering is ongoing.

TABLE II:  COMPENSATION TO MANAGEMENT COMPANY BY PRIOR PUBLIC PROGRAM

Table II sets forth information concerning payments to the Management Company and its Affiliates by JetFleet III for the period from the inception of JetFleet III through September 30, 1996.

Date Offering Commenced                                                     September 27, 1995
Dollar Amount Raised                                                              $  8,321,000
Amount Paid to Underwriter from Proceeds of Offering
       Sales Commissions (1)                                                           499,260
       Investment Banking Fee                                                          166,420
Amount Paid to Management Company from Proceeds of Offering
       Organizational and Offering Expense Allowed (1)                                 166,420
Amount Paid to Management Company from Operations
       Management Fee                                                                   76,763
       Reimbursements                                                                        0
       Re-lease Fees                                                                         0
Dollar Amount of Aircraft Sales and Refinancings before Deducting Payments to
Management Company                                                                           0
Amount Paid to Management Company from Aircraft Sales and Refinancings                       0

--------------------------
(1) Substantially all this amount was reallowed or repaid to third parties
(2) The investment banking fee includes due diligence costs

THE FOLLOWING INFORMATION RELATES TO THE FINANCIAL PERFORMANCE OF JETFLEET III, A PRIOR PROGRAM SPONSORED BY THE MANAGEMENT COMPANY, AND A SEPARATE COMPANY FROM AEROCENTURY IV, INC. ("ACF"). THERE IS NO ASSURANCE THAT THE FUTURE PERFORMANCE OF ACF WILL BE SIMILAR TO JETFLEET III'S.


TABLE III: OPERATING RESULTS OF PRIOR PUBLIC PROGRAM


                                                            8/23/94                     Nine Months
                                                          (inception)   Year Ended         Ended
                                                          to 12/31/94    12/31/95         9/30/96
                                                          -----------   ----------      -----------
Revenues:
       Rent Income, net of finance charges                $        --   $    11,286     $   435,427
       Interest Income                                            379         1,200          52,133
                                                                  379        12,486         487,560
                                                           ----------    ----------     -----------

Expenses:
       Interest Expense                                            --         9,757         381,743
       Professional Fees                                          500        17,080          19,499
       Management Fees                                             --         5,854          70,909
       General and Administrative                                  45         1,569           9,401
                                                           ----------    ----------     -----------
                                                                  545        34,260         481,552
                                                           ----------    ----------     -----------

Net Income (Loss) before Depreciation and Amortization           (166)      (21,774)          6,008
                                                           ----------    ----------     -----------

       Depreciation Expense                                        --        47,090         439,808
       Amortization Expense                                        --         4,881          75,216
                                                           ----------    ----------     -----------

Net Loss                                                   $     (166)   $  (73,745)     $ (509,016)
                                                           ==========    ==========      ==========

Net Loss per Common Share                                  $     0.01    $    (0.31)     $    (1.02)
                                                           ==========    ==========      ==========

TABLE IV: OPERATING RESULTS OF COMPLETED PROGRAM

JetFleet III has not completed operations

TABLE V: SALES OR DISPOSITIONS OF EQUIPMENT BY PRIOR PUBLIC PROGRAM

JetFleet III has not sold or disposed of any aircraft or interest therein.

THE FOLLOWING INFORMATION RELATES TO THE FINANCIAL PERFORMANCE OF JETFLEET III, A PRIOR PROGRAM SPONSORED BY THE MANAGEMENT COMPANY, AND A SEPARATE COMPANY FROM AEROCENTURY IV, INC. ("ACF"). THERE IS NO ASSURANCE THAT THE FUTURE PERFORMANCE OF ACF WILL BE SIMILAR TO JETFLEET III'S.


TABLE VI: ACQUISITIONS OF PROPERTIES BY PRIOR PUBLIC PROGRAM

                                                              Financing                 Contract
 Date                                                            at         Cash       Price Plus     Total
  of       Name and Type of                                   Date of       Down        Acquisi-    Acquisition
Purchase   Property                                           Purchase     Payment      tion Fee       Cost
--------   ----------------                                   --------     -------     ----------   -----------
11/30/95   de Havilland DHC-8-102 #13 Aircraft (18.81%)            0       855,325      855,325       855,325

12/29/95   de Havilland DHC-8-102 #13 Aircraft (12.10%)            0       549,558      549,558       549,558

2/2/96     de Havilland DHC-8-102 #13 Aircraft (11.86%)            0       539,117      539,117       539,117

3/4/96     de Havilland DHC-8-102 #13 Aircraft (15.62%)            0       710,100      710,100       710,100

4/2/96     de Havilland DHC-8-102 #13 Aircraft (14.28%)            0       644,400      644,400       644,400

5/2/96     de Havilland DHC-8-102 #13 Aircraft (17.69%)            0       798,300      798,300       798,300

6/4/96     de Havilland DHC-8-102 #13 Aircraft (9.64%)             0       435,600      435,600       435,600

6/4/96     Fairchild SA226-TC Aircraft (50.00%)                    0       362,105      362,105       362,105

7/2/96     de Havilland DHC-6 #540 Aircraft                        0       863,651      863,651       863,651

8/2/96     de Havilland DHC-6 #751 Aircraft                        0       842,755      842,755       842,755

9/16/96    de Havilland DHC-6 #696 Aircraft                        0       878,330      878,330       878,330
                                                                  --     ---------

 Total (through 9/30/96) (1)                                      $0    $7,479,241   $7,479,241    $7,479,241
                                                                  ==    ==========   ==========    ==========

--------------------------
(1) Consists of $6,935,567 for purchase prices and $534,674 for chargeable acquisition expenses.

======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF AEROCENTURY FUND IV SINCE THE DATE HEREOF. IF, HOWEVER, ANY MATERIAL CHANGE IN AEROCENTURY FUND IV AFFAIRS OCCURS AT ANY TIME WHEN THIS PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED APPROPRIATELY.
                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Who May Invest.........................    1
Summary................................    2
Risk Factors...........................    6
Conflicts Of Interest..................   14
Estimated Use of Proceeds..............   16
Capitalization.........................   17
Description Of The Company's
  Securities...........................   18
The Trust Indenture....................   21
The Company............................   23
Business Of The Company................   24
Management.............................   33
The Management Company And Its
  Affiliates...........................   35
Security Ownership Of Certain
  Beneficial Owners And Management.....   42
Management's Discussion And Analysis Of
  The Financial Condition Of The
  Company..............................   43
Certain Federal Income Tax
  Considerations.......................   45
Plan Of Distribution...................   52
Sales Material.........................   53
Liquidity Of Notes.....................   53
Experts................................   54
Legal Matters..........................   54
Available Information..................   54
Reports To Security Holders............   54
Glossary...............................   55
Index To Financial Statements..........  F-1
Appendix A -- Prior Performance Tables
  Of JetFleet Programs.................  A-1

                               ------------------


     UNTIL AUGUST 19, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO SUBSCRIPTIONS.

======================================================

======================================================
                                  $10,000,000


                           AEROCENTURY FUND IV, INC.


                        10,000 UNITS -- $1,000 PER UNIT


                          10% SECURED PROMISSORY NOTES


                               DUE APRIL 30, 2005


                   -----------------------------------------
                              -------------------

                                   PROSPECTUS
                              -------------------

                           CRISPIN KOEHLER SECURITIES

                                  MAY 19, 1997


======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 24.      Indemnification of Directors and Officers.

              (a) The directors and officers of the Registrant may be indemnified by the Registrant for certain liabilities, including liabilities under the Securities Exchange Act of 1933, as amended (the "Act"), and the Securities Exchange Act of 1934 pursuant to Articles III and IV of the Articles of Incorporation and Article VI of the Bylaws of the Registrant and Section 317 of the California Corporations Code.

              Generally, directors and officers of the Registrant may seek indemnification from the Registrant for liabilities, damages, costs, attorneys' fees and other charges assessed or payable by them in connection with the discharge of their duties as directors or officers (unless such liabilities arise as the result of willful or deliberate misconduct) under one or more of the governing instruments referenced above.

              (b) The Sales Agent has agreed, pursuant to the Sales Agency Agreement filed as Exhibit 10.2, to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Act.

              (c) The Company has agreed, pursuant to the Management Agreement filed as Exhibit 10.1 to indemnify JMC against certain liabilities including liabilities under the Act.


Item 25.      Other Expenses of Issuance and Distribution.

              The following is a statement of the estimated expenses to be paid in connection with the issuance and distribution of the securities being registered.

Underwriter Fees and Expenses . . . . . . . . . . . . . . . . . . . . . $650,000
Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3030
NASD Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,500
Printing and Engraving Costs  . . . . . . . . . . . . . . . . . . . . . . 30,000
Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10,000
Accounting Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3,000
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . 10,000
Miscellaneous costs and expenses,
including allocated general
administrative and overhead expenses
(including mailing) . . . . . . . . . . . . . . . . . . . . . . . . . . . 10,000

       Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $717,530

Item 26.      Recent Sales of Unregistered Securities.

              On February 15, 1997 in connection with the incorporation of the Registrant, the Registrant issued a total of 10,000 shares of Common Stock at a price of $1.00 per share to JetFleet Management Corp., a California corporation ("JMC"), its 100% parent corporation and sole offeree of the stock, in a transaction not involving a public offering, in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). No commissions or discounts were given in connection with the sale.


Item 27.      Exhibits.

              See Exhibits Index immediately following the signature page of this Registration Statement.


Item 28.      Undertakings.

              The undersigned Registrant hereby undertakes:

              (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Reference is hereby made to the information set forth under Item 24. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any election, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by or against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that:

              1. For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

              2. For purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in the City of Burlingame, State of California on May 15, 1997.

                                           AEROCENTURY IV, INC.
                                           A California Corporation



                                           By:/s/ Neal D. Crispin
                                              ----------------------------------
                                                Neal D. Crispin, President


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                             TITLE                       DATE


/s/ Neal D. Crispin                   President, Director         May 15, 1997
------------------------------
Neal D. Crispin


/s/ Marc J. Anderson                  Chief Operating Officer     May 15, 1997
------------------------------
Marc J. Anderson


/s/ Frank Duckstein                   Vice President              May 15, 1997
------------------------------
Frank Duckstein

                                 EXHIBIT INDEX
                    (PURSUANT TO ITEM 601 OF REGULATION SB)




EXHIBIT NUMBER       DESCRIPTION
3.1           Articles of Incorporation of Registrant*

3.2           Bylaws of Registrant*

3.3           Form of Certificate of Amendment of Articles of Incorporation

4.1           Form of Indenture between Registrant and
              First Security Bank of Utah, National Association*

4.2           Form of Secured Note*

5.1 Opinion of Stephen C. Ryan & Associates regarding legality of issue of Secured Note*

8.1           Tax Opinion of Stephen C. Ryan & Associates*

10.1 Form of Management Agreement between Registrant and JetFleet Management Corp.*

10.2 Form of Sales Agency Agreement between Registrant and Crispin Koehler Securities*

10.3          Form of Selected Dealer Agreement between Registrant,
              Sales Agent and Selected Dealers*

10.4 Form of Subscription Escrow Agreement between Registrant and First Security Bank, National Association*

24.1          Consent of Stephen C. Ryan & Associates*

24.2          Consent of Vocker Kristofferson and Co.

26.1          Statement of Eligibility of Indenture Trustee (Form T-1)*

27            Article 5 Financial Data Schedule*


-------------------------

* Incorporated by reference herein to exhibits as filed in original filing of the Registration Statement, filed with the Commission on February 21, 1997.